UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Alleghany Corporation

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NOTICE OF
2020 Annual Meeting
of Stockholders
and

Proxy Statement

Letter from the Chairman

Dear Alleghany Stockholder:

Thank you for your continued ownership and support of Alleghany Corporation. On behalf of Alleghany’s Board of Directors, it is my pleasure to invite you to join us at the upcoming Annual Meeting of Stockholders. If you are unable to make the Annual Meeting, I encourage you to cast your vote on the items discussed in the Proxy Statement using the enclosed proxy card or by voting via telephone or online as detailed in the Proxy Statement.

This year’s Proxy Statement covers three important matters: annual meeting information; our corporate governance, including the election of three directors; and our executive compensation program.

We hope you find that the presentational changes we made this year enhance the readability and format of the material. We have incorporated infographics throughout the Proxy Statement, highlighting significant facts, figures and milestones, while reducing or eliminating duplicative or unnecessary information. The Board and I believe that these changes reflect our commitment to making the Proxy Statement easier to read and understand.

Our Board of Directors is comprised of a group of committed and highly qualified individuals who bring a diverse set of experiences and perspectives to Board deliberations. Our directors’ skills and independent counsel have been invaluable to me and management in establishing our long-term strategy and executing on that strategy. We encourage you to vote for the directors on the ballot, as well as the other proposals, at the upcoming Annual Meeting.

We remain committed to ensuring that pay is aligned with performance and the interests of our long-term stockholders. The Compensation Committee’s letter to stockholders on pages 29 through 31 provides a more detailed perspective on this front. The Board and management continue to be focused on creating long-term value for our stockholders, and our strategy, governance and management compensation are designed with this focus in mind.

Alleghany Corporation has been in existence for over 90 years, and the values that were instilled in this company by earlier generations continue to drive its success today. We believe that our culture is a competitive advantage and a key differentiator when recruiting, attracting acquisition candidates and growing our business. We think that our focus on creating long-term value is not only beneficial from a financial perspective, but also promotes a culture centered on building long-term value for all of Alleghany’s stakeholders, including investors, clients and customers, employees, and the larger communities of which Alleghany and its subsidiaries are a part. We believe that Alleghany’s carefully cultivated culture doesn’t consign corporate social responsibility to a box to be checked off, but rather weaves it into our daily conduct because it makes our business better.

On behalf of Alleghany’s Board and management, we look forward to seeing you at the upcoming 2020 Annual Meeting of Stockholders. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting this year. Please participate by casting your vote on the items discussed in the Proxy Statement, whether in person or through the other voting options that are described.

Sincerely,

JEFFERSON W. KIRBY
Chairman of the Board

2020 PROXY STATEMENT       1

Notice of Annual Meeting of Stockholders

March 16, 2020

Alleghany Corporation, or “Alleghany,” hereby gives notice that its 2020 Annual Meeting of Stockholders, or the “2020 Annual Meeting,” will be held at The Penn Club, 30 West 44th Street, New York, New York, on Friday, April 24, 2020 at 10:00 a.m., local time, for the following purposes:

1.	To elect three directors for terms expiring in 2023.
2.	To hold an advisory, non-binding vote on executive compensation.
3.	To ratify the selection of Ernst & Young LLP as Alleghany’s independent registered public accounting firm for fiscal 2020.
4.	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Holders of Alleghany common stock at the close of business on March 2, 2020 are entitled to receive this Notice and vote for the election of directors and on each of the other matters set forth above at the 2020 Annual Meeting and any adjournments or postponements thereof.

You are cordially invited to attend the 2020 Annual Meeting. Representation of your shares at the 2020 Annual Meeting is very important. Whether or not you plan to attend in person, we encourage you to vote your shares promptly by using the Internet or telephone, or by signing and returning the enclosed proxy card in the envelope provided. You may revoke your proxy at any time before it is voted at the 2020 Annual Meeting by written notice to the Secretary of Alleghany, by submitting a new proxy with a later date, or by voting in person at the 2020 Annual Meeting.

By order of the Board of Directors,

CHRISTOPHER K. DALRYMPLE Senior Vice President, General Counsel and Secretary
Alleghany Corporation 1411 Broadway, 34th Floor New York, New York 10018

Important Notice Regarding Internet Availability of Proxy Materials for the Alleghany Corporation 2020 Annual Meeting of Stockholders to be Held on April 24, 2020: Proxy materials relating to the 2020 Annual Meeting (notice of meeting, proxy statement, proxy and 2019 Annual Report to Stockholders on Form 10-K) are also available on the Internet at www.edocumentview.com/YAL.

2       ALLEGHANY

Proxy Summary

This summary highlights selected information that is discussed in more detail elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the full Proxy Statement before voting. Unless the context otherwise requires, references in this Proxy Statement to “Alleghany,” the “Company,” “we,” “our” or “us” refer to Alleghany Corporation, references to the “Board” refer to our Board of Directors, references to the “common stock” refer to our common stock, par value $1.00 per share, and references to the “2020 Annual Meeting” refer to our 2020 Annual Meeting of Stockholders and any and all adjournments or postponements thereof.

2020 Annual Meeting Information

Date and Time Friday, April 24, 2020 at 10:00 a.m., local time	Location The Penn Club 30 West 44th Street New York, New York	Record Date March 2, 2020	Mailing Date On or about March 16, 2020

Meeting Agenda and Board Recommendations

Voting Matter	Board’s Recommendations	Pages
Proposal 1: Election of Directors	FOR each director nominee	pages 11-27
Proposal 2: Advisory Vote on Executive Compensation	FOR	pages 28-64
Proposal 3: Selection of Independent Accounting Firm	FOR	pages 65-66

How to Vote (pages 70-71)

You can vote by any of the following methods:

By Internet Go to the voting website, www.envisionreports.com/YAL	By Telephone If you reside in the United States, Canada or U.S. territories, call toll free 1-800-652-VOTE (8683)	By Mail If you received a proxy card in the mail, complete, sign, date, and mail the proxy card in the return envelope provided to you	In person Attend the 2020 Annual Meeting and vote by ballot

If you vote using the Internet or telephone, you must vote no later than
1:00 a.m., Eastern Daylight Time, on April 24, 2020.

2020 PROXY STATEMENT       3

PROXY SUMMARY

Company Overview

Alleghany Corporation owns and supports operating subsidiaries and manages investments, anchored by a core position in property and casualty reinsurance and insurance. Although our primary sources of revenues and earnings are our reinsurance and insurance operations and our investment portfolio, we also generate revenues and earnings from a diversified portfolio of high-performing middle market businesses that are owned and managed through our wholly-owned subsidiary Alleghany Capital Corporation, or “Alleghany Capital.”

In 2019, Alleghany marked 90 years as a public company. Since our founding in 1929 as a railroad holding company, we have had a long track record of investing in successful companies and delivering consistent and attractive returns. We are prudent allocators of capital and maintain modest financial leverage and a conservative risk profile. Conservatism dominates our management philosophy. We shun investment fads and fashions in favor of acquiring relatively few interests in basic financial, industrial and other enterprises that offer the potential to deliver long-term value to our investors.

Alleghany’s property and casualty subsidiaries include: Transatlantic Holdings, Inc., or “TransRe,” a leading global reinsurer; RSUI Group, Inc., or “RSUI,” which underwrites wholesale specialty insurance coverages including property, casualty, professional liability and directors’ and officers’ liability; and CapSpecialty, Inc., or “CapSpecialty,” an underwriter of commercial property, casualty and surety insurance coverages. TransRe and RSUI have A+ financial strength ratings from both S&P and A.M. Best, and A1 and A2 financial strength ratings, respectively, from Moody’s. CapSpecialty carries an A rating from A.M. Best.

Our portfolio of middle-market, non-financial businesses, managed through Alleghany Capital, is composed of companies that hold #1 market positions in niche markets or are rapidly gaining share in large, fragmented markets. These companies are run by entrepreneurial founders or managers who share our long-term approach to business, are committed to capturing developing opportunities in their industries, and have a clear strategy and nimble operating mindset.

A History of Investing in Successful Companies

4       ALLEGHANY

PROXY SUMMARY

2019 Performance Highlights

Common stockholders’ equity per share was $611.00 as of December 31, 2019, an increase of 15.8% from common stockholders’ equity per share as of December 31, 2018.
A 45% increase in noninsurance revenue for the year ended December 31, 2019, with record earnings and double-digit return on invested capital at Alleghany Capital.

Net earnings of $857.8 million in 2019, compared with $39.5 million in 2018, primarily reflecting a $709.7 million increase in the value of Alleghany’s equity portfolio, compared with a $229.0 million decrease in 2018.
Earnings per diluted share and adjusted earnings per diluted share were $59.39 and $23.77, respectively, for the year ended December 31, 2019, compared with earnings per diluted share and adjusted earnings per diluted share of $2.62 and $16.13, respectively, for the year ended December 31, 2018.
Outperformance by Alleghany’s equity and fixed income portfolios of their investment benchmarks.

A consolidated net pre-tax underwriting profit of $33.0 million in 2019, compared with a net pre-tax underwriting loss of $161.5 million in 2018. The 2019 underwriting profit included current year pre-tax catastrophe losses of $399.7 million, compared with $657.7 million of current year pre-tax catastrophe losses in 2018.
Completion by Alleghany Capital platform companies of several, complementary, bolt-on acquisitions, deploying $250 million of debt and equity capital.

2020 PROXY STATEMENT       5

PROXY SUMMARY

1
Election of Directors
	The Board recommends a vote FOR each director nominee.	See page 11

Board Snapshot

The following provides summary information about the director nominees at the 2020 Annual Meeting and other directors of Alleghany.

	Director Since	Committee Membership
Name and Principal Occupation		AC	CC	NGC
Ian H. Chippendale INDEPENDENT Former Chairman of RBS Insurance Group, Ltd.	2012
Weston M. Hicks President and chief executive officer of Alleghany	2004
Jefferson W. Kirby INDEPENDENT Chairman of the Board of Alleghany and Managing Member of Broadfield Capital Management, LLC	2006

William K. Lavin INDEPENDENT* Director of Artisanal Brands, Inc.	1992
Phillip M. Martineau INDEPENDENT Former Chairman, President and Chief Executive Officer of Pittsburgh Corning Corporation and Pittsburgh Corning Europe	2009
Raymond L.M. Wong INDEPENDENT Managing Director at Spring Mountain Capital, LP	2006
Karen Brenner INDEPENDENT Executive Director of Law and Business Initiatives at New York University and Clinical Professor of Business at the Leonard N. Stern School of Business at New York University	2009
John G. Foos INDEPENDENT Former Chief Financial Officer of Independence Blue Cross	2012
Lauren M. Tyler INDEPENDENT Head of Human Resources at J.P. Morgan	2019
AC Audit Committee	Chairperson
CC Compensation Committee	Member
NGC Nominating and Governance Committee
*	In accordance with Alleghany’s director retirement policy, William K. Lavin is retiring from the Board effective at the 2020 Annual Meeting.

6       ALLEGHANY

PROXY SUMMARY

The following illustrate the characteristics of our incumbent directors as of the 2020 Annual Meeting after giving effect to the retirement of Mr. Lavin and assuming the election of Messrs. Chippendale, Hicks and Kirby.

Independence	Tenure	Age	Diversity
Independent Not independent	Under 10 years 11-15 years 16 years and above	Under 60 Between 60-70 70 and above	Female Ethnically diverse
88% INDEPENDENT	Average 10 YEARS	Average 65 YEARS	38% DIVERSE

Skills and Experience

The following is a summary of some of the skills, experience and background that our directors bring to the Board:

Insurance Industry Knowledge & Experience	Financial Industry Knowledge & Experience	Technical and Operational Skills & Experience	Governance Competencies
●Property and casualty insurance ●Specialty insurance ●Reinsurance	●Private equity ●Capital allocation decision-making ●Fixed income and equity asset management and investment ●Mergers & Acquisitions
●Accounting
●Finance
●Manufacturing/Industrial
●Marketing and sales
●Developing and implementing risk management systems
●Crisis management
●Human capital management
●Strategy development and implementation

●Financial literacy
●Strategic planning from a governance perspective
●Long-term ownership/value creation orientation
●Executive performance management
●Ethics and legal compliance programs
●Public company board, audit, compensation and risk management experience
●ESG and other evolving governance matters

2020 PROXY STATEMENT       7

PROXY SUMMARY

Stockholder Engagement

Alleghany is committed to the interests of its stockholders and recognizes that communicating with stockholders on a regular basis is a critical part of this commitment.

In 2019, we met or spoke with holders of approximately 51% of the shares of common stock of Alleghany held by non-affiliates, which includes 70% of all shares held by non-affiliated active investors.

Governance Best Practices
✓	Eight of our nine directors are independent.
✓	Our current Chairman is an independent director. Our policy is that the Chairman should not be an Alleghany officer.
✓	Our Audit, Compensation and Nominating and Governance Committees are 100% independent.
✓	Our Board and its committees work with management to diligently monitor and manage risk.
✓	Our annual Board and committee evaluation processes help promote the effectiveness of the Board and its committees.
✓	Executive officers are required to hold shares of common stock valued at three to five times their base salary (varies depending on position).
✓	Directors are required to hold shares of common stock and/or restricted stock units valued at least five times the annual board retainer within five years of election to the Board.
✓	We have a policy prohibiting hedging and pledging of Alleghany securities by Alleghany directors, officers and employees.

2
Advisory Vote on Executive Compensation
	The Board recommends a vote FOR this proposal.	See page 28

Framework of 2019 Compensation

The principal elements of compensation paid to each person who was a Named Executive Officer, or “NEO,” of Alleghany at year-end 2019 and the percentage that these elements represent of the 2019 compensation for our chief executive officer and our other Named Executive Officers at year-end 2019 are reflected below.

CEO	Other NEOs(1)

(1)	Other NEOs include Mr. Brandon, Mr. Dalrymple and Ms. Jacobs, and exclude Mr. Sennott as he resigned from his position as Senior Vice President and chief financial officer of Alleghany effective July 1, 2019.

The description and analysis of each of these elements is set out in more detail on pages 40 to 61.

8       ALLEGHANY

PROXY SUMMARY

With respect to such components of 2019 compensation:

●	CEO total compensation of approximately $13.9 million includes an approximate $4.5 million change in pension value benefits under the Alleghany Retirement Plan, which was primarily driven by external variables, as discussed in the last bullet point below.
●	CEO total direct compensation (salary, annual cash incentive and long-term equity-based awards) was approximately $9.3 million, representing approximately 0.1% of 2019 revenues, and total direct compensation for our 2019 year-end Named Executive Officers as a group was approximately $18.5 million, representing approximately 0.2% of 2019 revenues.
●	79.0% of Mr. Hicks’s 2019 total direct compensation was linked to performance, while performance-linked compensation for our other 2019 year-end Named Executive Officers averaged 55.1% of total direct compensation.
●	Mr. Hicks’s 2019 total direct compensation increased 16% from 2018 total direct compensation, mostly due to a higher payout of his annual incentive compensation opportunity for 2019.
●	Annual incentive plan awards included a financial objective but also discretion given the nature of Alleghany’s business and long-term approach, with the discretionary aspect being limited by the fact that payouts for 2019 were restricted to the lesser of (i) approximately $6.1 million (representing the maximum potential payout for our Named Executive Officers at year-end 2019 as a group) and (ii) 3% of 2019 annual adjusted pre-tax earnings.
●	Long-term performance share awards were subject to goals believed to be challenging to meet in today’s low interest rate and volatile market environment and that are aligned with our corporate financial objective of long-term growth in book value, with no payout being made if threshold performance is not achieved, and with our CEO’s 2019 long-term incentives based 75% on performance. In February 2019, no payouts for the performance share awards for the award period 2015 to 2018 were made as threshold performance was not achieved. In February 2020, performance share award payouts for the 2016-2019 award period were made at approximately 91% of target.
●	Benefits as a percentage of compensation for Mr. Hicks in 2019 were elevated primarily as a result of a $4.5 million change in pension value benefits under the Alleghany Retirement Plan for the year, compared with no change in pension value benefits for 2018. The calculation of pension values and the causes of the significant year-over-year changes in pension value are subject to many external variables that are not related to Alleghany performance, such as a change in interest rates, which accounted for approximately $2.1 million of the $4.5 million change in pension value benefits in 2019. In December 2019, Alleghany determined to terminate the Alleghany Retirement Plan which resulted in an additional $1.8 million of pension value change due to one-time accounting requirements. The decision to terminate the Alleghany Retirement Plan was made due to diminished employee retention value, peer and general market movement away from these types of plans and our focus on performance-based compensation. As a result of terminating the Alleghany Retirement Plan, commencing in 2020 and forward, there will be no change in pension value that will impact Mr. Hicks’s or other Named Executive Officer compensation.

Best Practices
✓	Our Incentive Awards are “Capped”
✓	Stock Ownership Guidelines
✓	We Can “Claw Back” Compensation
✓	We Limit Perquisites to Insignificant Amounts
✓	Independent Compensation Consultant
✓	No Stock Options
✓	No Accelerated Vesting of Performance Shares Upon Termination or a Change-in-Control
✓	No Hedging or Pledging of Stock

We encourage you to read the letter from our Compensation Committee on pages 29 to 31 which contains a discussion of the philosophy which drives our compensation program, along with a review of recent compensation decisions.

3
Ratification of Selection of Independent Registered Public Accounting Firm for Fiscal 2020
	The Board recommends a vote FOR this proposal.	See page 65

2020 PROXY STATEMENT       9

10     ALLEGHANY

Corporate Governance

1	Election of Directors

Nominees for Election

Ian H. Chippendale, Weston M. Hicks and Jefferson W. Kirby have been nominated by the Board for election as directors at the 2020 Annual Meeting, each to serve for a term of three years, subject to Alleghany’s director retirement policy, until the 2023 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Each of the nominees is a current member of the Board and was recommended to the Board for nomination by the Nominating and Governance Committee. Messrs. Chippendale, Hicks and Kirby were last elected by stockholders at the 2017 Annual Meeting of Stockholders held on April 28, 2017.

Director Qualifications

In addition to each of the nominees’ specific experience, qualifications, attributes and skills that led the Board to the conclusion that each of the nominees should be elected as a director of Alleghany, Alleghany believes that each of the nominees, and each of the other directors of Alleghany, has a reputation for integrity, honesty and adherence to high ethical standards. Alleghany also believes that each of the nominees, and each of the other directors of Alleghany, has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to service to Alleghany and to the Board.

Information about Voting

Proxies received from Alleghany stockholders of record will be voted for the election of the three nominees named above as Alleghany directors unless such stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason, which is not anticipated, the shares represented by proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. A nominee for director shall be elected to the Board if such nominee receives the affirmative vote of a majority of the votes cast with respect to the election of such nominee. A majority of votes cast means the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” the nominee’s election. Abstentions and broker non-votes (see pages 71 and 72) do not count as votes cast “for” or “against” the nominee’s election, but will be counted as present at the meeting for quorum purposes.

The Board recommends that you vote “FOR” each of the nominees to the board set forth in this proposal.

2020 PROXY STATEMENT     11

CORPORATE GOVERNANCE

The Board of Directors

Directors’ Qualifications Standards

The Board seeks members with diverse business and professional backgrounds with outstanding integrity, judgment and such other skills and experience as will enhance the Board’s ability to serve the best interests of Alleghany and its stockholders. The Board has not approved any specific criteria for nominees for director nor established a procedure for identifying and evaluating nominees for director. The Board believes that establishing such criteria is best left to an evaluation of Alleghany’s needs at the time that a nomination is to be considered. However, as a general matter, the Nominating and Governance Committee does consider diversity in identifying and evaluating possible nominees for director.

A majority of the directors shall be independent as determined by the Board consistent with the requirements of the New York Stock Exchange, or the “NYSE.”

The following is a summary of some of the skills and experience considered by the Board when considering Board composition:

Insurance Industry Knowledge & Experience ●Property and casualty insurance ●Specialty insurance ●Reinsurance	Financial Industry Knowledge & Experience ●Private equity ●Capital allocation decision-making ●Fixed income and equity asset management and investment ●Mergers & Acquisitions	Technical and Operational
Skills & Experience
●Accounting
●Finance
●Manufacturing/Industrial
●Marketing and sales
●Developing and implementing risk management systems
●Crisis management
●Human capital management
●Strategy development and implementation
Governance
Competencies
●Financial literacy
●Strategic planning from a governance perspective
●Long-term ownership/value creation orientation
●Executive performance management
●Ethics and legal compliance programs
●Public company board, audit, compensation and risk management experience
●ESG and other evolving governance matters

12     ALLEGHANY

CORPORATE GOVERNANCE

Biographical Information of Alleghany Directors

The following is biographical information of our director nominees and other directors of Alleghany:

Nominees for Election

Ian H. Chippendale, 71	Director since 2012

	●Compensation Committee	●Nominating and Governance Committee

Mr. Chippendale is the retired Chairman (from September 2003 to December 2006) of RBS Insurance Group, Ltd., an insurance company. In addition, Mr. Chippendale served as a director of HomeServe plc, an insurance company, from January 2007 through March 2015, and was a director of TransRe prior to March 6, 2012.

Mr. Chippendale’s qualifications to serve on the Board also include his insurance industry knowledge and his international experience, including his service as the Chairman of RBS Insurance Group, Ltd.

Weston M. Hicks, 63	Director since 2004

Mr. Hicks has been Alleghany’s President and chief executive officer since December 2004. Mr. Hicks was a director of AllianceBernstein from July 2005 to April 2017.

Mr. Hicks’s qualifications to serve on the Board also include his years of experience as an executive in the insurance and financial services industry, particularly his experience as Alleghany’s President and chief executive officer during the past 15 years, and his experience as an analyst of property and casualty insurance companies.

Jefferson W. Kirby, 58	Director since 2006

Mr. Kirby has been Chairman of the Board of Alleghany since July 2010. Mr. Kirby has been the Managing Member of Broadfield Capital Management, LLC, an investment advisory services company, since July 2003. Mr. Kirby was a director of Somerset Hills Bancorp, a bank holding company, from 2008 until May 2013. He has served on numerous corporate boards and continues to serve on several charitable boards.

Mr. Kirby’s qualifications to serve on the Board also include his over 30 years of experience in financial services and investment management, including his service as a Vice President of Alleghany from 1994 until June 2003 and as an investment manager.

○	Chair	●	Member

2020 PROXY STATEMENT     13

CORPORATE GOVERNANCE

Other Alleghany Directors

William K. Lavin, 75	Director since 1992

	○Audit Committee	●Compensation Committee

Mr. Lavin has been a financial consultant since October 1994, and currently serves as a director of Artisanal Brands, Inc., a specialty foods company.

Mr. Lavin’s qualifications to serve on the Board also include his business experience as an executive with public and private companies, his extensive experience with public and financial accounting matters for such companies and his financial literacy.

Mr. Lavin is retiring from the Board effective at the 2020 Annual Meeting.

Phillip M. Martineau, 72	Director since 2009	Term expires in 2021

	●Compensation Committee	●Nominating and Governance Committee

Mr. Martineau was Chairman, President and Chief Executive Officer of Pittsburgh Corning Corporation and Pittsburgh Corning Europe, building materials companies, from June 2005 until his retirement in May 2014.

Mr. Martineau’s qualifications to serve on the Board also include his years of executive operational experience with global companies in the materials and manufacturing sectors, particularly his experience as a Chief Executive Officer of such companies, as well as his experience serving on the boards of directors of other companies.

○	Chair	●	Member

14     ALLEGHANY

CORPORATE GOVERNANCE

Raymond L.M. Wong, 67	Director since 2006	Term expires in 2021

	○Compensation Committee	●Audit Committee

Mr. Wong is currently a Managing Director responsible for private equity at Spring Mountain Capital, LP, an investment management company which he joined in 2007. Prior to that, from 2002 until 2007, Mr. Wong was the Managing Member of DeFee Lee Pond Capital LLC, a financial advisory and private investment company. In addition, Mr. Wong is a director of several private companies, including Health Platforms, Inc. (Doctor.com), a healthcare marketing technology company, Oncoceutics, Inc., a biopharmaceutical company, One Clipboard, Inc. (Splash), an event marketing technology company, RiskSense, Inc., a cybersecurity company, VALC Enterprises, Inc. (Home Captain), a financial technology company, and Vergent BioScience, Inc., a biotechnology company.

Mr. Wong’s qualifications to serve on the Board also include his business experience, which includes his 25 years as a managing director in the investment banking group of Merrill Lynch & Co., Inc., his experience in private equity and service as a Board member of private companies and his financial expertise.

Karen Brenner, 64	Director since 2009	Term expires in 2022

	○Nominating and Governance Committee	●Audit Committee

Ms. Brenner has been an Executive Director of Law and Business Initiatives at New York University since 2012 and Clinical Professor of Business at the Leonard N. Stern School of Business at New York University since 2008. She teaches professional responsibility in law and business, corporate governance in law and business, and corporate transformation and leadership.

Ms. Brenner’s qualifications to serve on the Board also include her years of business experience as Chair/Chief Executive Officer and/or a board member of public and private companies in a wide variety of industries, and as an advisor to private equity firms, venture capital companies, boards of directors and chief executive officers focusing on enhancing the value of operating companies.

○	Chair	●	Member

2020 PROXY STATEMENT     15

CORPORATE GOVERNANCE

John G. Foos, 70	Director since 2012	Term expires in 2022

	●Audit Committee	●Nominating and Governance Committee

Mr. Foos was Chief Financial Officer of Independence Blue Cross, a health insurance company, from 1989 until his retirement in November 2008. In addition, Mr. Foos currently serves as a director of Blue Cross Blue Shield of South Carolina, a South Carolina-owned and operated health insurance carrier, the HAI Group Companies, a provider of niche insurance programs and services for the public and affordable housing community, and Emerald Shelter Group, a not-for-profit that provides healthcare and affordable housing. Mr. Foos was a director of TransRe prior to March 6, 2012.

Mr. Foos’s qualifications to serve on the Board also include his extensive experience in and knowledge of accounting and finance, which includes service as the Chief Financial Officer of Independence Blue Cross, in addition to his prior experience as a Partner with KPMG LLP and his financial literacy.

Lauren M. Tyler, 58	Director since 2019	Term expires in 2022

	●Audit Committee	●Compensation Committee

Ms. Tyler has been Head of Human Resources at J.P. Morgan overseeing all aspects of human resources, since 2015. Prior to that, Ms. Tyler was Global Chief Auditor for J.P. Morgan from 2012 to 2015 and Head of Investor Relations from 2009 to 2012.

Ms. Tyler’s qualifications to serve on the Board also include her over 30 years of business experience in banking, finance, and accounting, her experience in private equity and service as a board member of private companies and her financial expertise.

○	Chair	●	Member

16     ALLEGHANY

CORPORATE GOVERNANCE

Board Refreshment/Succession Planning

Assessing Board Composition

Pursuant to Alleghany’s Restated Certificate of Incorporation and By-Laws, the Board is divided into three separate classes of directors, which are required to be as nearly equal in number as practicable. At each Annual Meeting of Stockholders, one class of directors is elected to a term of three years. Currently, there are three standing committees of the Board, namely the Audit Committee, Compensation Committee and Nominating and Governance Committee. Additional information regarding these committees is set forth on pages 21 to 23.

The Board currently consists of nine directors. At a meeting of the Board on January 15, 2019, the Board increased its size from eight to nine directors and elected Lauren M. Tyler to fill the vacancy created by such increase in size. Ms. Tyler was subsequently elected as a director by stockholders at the 2019 Annual Meeting of Stockholders. The directors nominated by the Board for election at the 2020 Annual Meeting to the class of 2023 are Ian H. Chippendale, Weston M. Hicks and Jefferson W. Kirby. Each of the nominees is a current member of the Board and was recommended to the Board for nomination by the Nominating and Governance Committee. Messrs. Chippendale, Hicks and Kirby were last elected by stockholders at the 2017 Annual Meeting of Stockholders held on April 28, 2017.

The Board has adopted Corporate Governance Guidelines, or the “Corporate Governance Guidelines,” which provide that the Board “currently believes that it is desirable over time to have a Board of between eight and ten members (allowing that a larger or smaller number may be necessary or advisable in periods of transition or other particular circumstances).” In March 2012, upon the closing of Alleghany’s acquisition of TransRe, three former members of the board of directors of TransRe joined the Alleghany Board, resulting in a 14-person Board. Through 2018, Alleghany intentionally allowed the Board to decrease in size through the mandatory and elective retirements of six Board members, resulting in an eight-member Board at 2018 year-end.

Cognizant of upcoming mandatory retirements, the Board in 2018 evaluated potential new Board members, as well as the characteristics desired in such potential Board members. In this regard, the Board sought candidates with diverse business and professional backgrounds and outstanding integrity and judgment, and such other skills and experience as would enhance the Board’s ability to best serve Alleghany’s interests. In addition, the Board specifically considered diversity as one of many factors in its evaluation. As discussed above, the Board’s evaluation culminated in the appointment of Ms. Tyler to the Board in January 2019.

In accordance with Alleghany’s director retirement policy, William K. Lavin is retiring from the Board effective at the 2020 Annual Meeting. If all of Messrs. Chippendale, Hicks and Kirby are elected, the size of the Board will be reduced effective at the 2020 Annual Meeting from nine to eight directors.

The following charts illustrate the characteristics of our incumbent directors, including independence, tenure, age and diversity as of the 2020 Annual Meeting after giving effect to the retirement of Mr. Lavin and assuming the election of Messrs. Chippendale, Hicks and Kirby.

Independence	Tenure	Age	Diversity
Independent	Under 10 years	Under 60	Female

Not independent	11-15 years	Between 60-70	Ethnically diverse

	16 years and above	70 and above

	Average	Average
88%	10	65	38%
INDEPENDENT	YEARS	YEARS	DIVERSE

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Identifying New Directors

The Nominating and Governance Committee identifies and recommends candidates for election to the Board, consistent with general criteria approved by the Board. The Board has not approved any specific criteria that must be met by each director nominee nor established a procedure for identifying and evaluating nominees for director. The Board believes that establishing such criteria is best left to an evaluation of Alleghany’s needs at the time that a nomination is considered. The Board generally seeks members with diverse business and professional backgrounds and outstanding integrity and judgment, and such other skills and experience as will enhance the Board’s ability to best serve Alleghany’s interests. As a general matter, the Nominating and Governance Committee does consider diversity in identifying and evaluating possible nominees for director.

A director is required to notify the Nominating and Governance Committee when a director’s principal occupation or business association changes substantially. The Nominating and Governance Committee will consider whether any such change may materially interfere with the director’s service as a director of Alleghany and make a recommendation to the Board in this regard.

Stockholder Nominations

The Nominating and Governance Committee will receive at any time and will consider from time to time suggestions from stockholders regarding proposed director candidates. In this regard, a stockholder may submit a recommendation regarding a proposed director nominee in writing to the Nominating and Governance Committee in care of the Secretary of Alleghany at Alleghany’s principal executive offices. Any such persons recommended by a stockholder will be evaluated in the same manner as persons identified by the Nominating and Governance Committee.

Majority Election of Directors

The By-Laws provide for a majority voting standard for the election of directors for uncontested elections. In connection with such provision of the By-Laws, the Corporate Governance Guidelines provide that a director nominee, as a condition of his or her nomination, shall tender to the Board at the time of nomination an irrevocable resignation effective if such nominee fails to receive the majority vote required by the By-Laws and the Board determines to accept such resignation. In the event that a director nominee fails to receive the requisite majority vote, the Nominating and Governance Committee will evaluate such resignation in light of Alleghany’s best interests and make a recommendation to the Board as to whether it should accept the resignation. In making its recommendation, the Nominating and Governance Committee may consider any factors it deems relevant, including:

●	the director’s qualifications;
●	the director’s past and expected future contributions to Alleghany;
●	the overall composition of the Board; and
●	whether accepting the tendered resignation would cause Alleghany to fail to meet any applicable rule or regulation, including the listing standards of the NYSE and federal securities laws.

The Board, by vote of independent directors other than the director whose resignation is being evaluated, will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the stockholder vote.

Director Retirement Policy

Alleghany’s retirement policy for directors provides that a director must retire from the Board at the next Annual Meeting of Stockholders following his or her 75th birthday.

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The Board’s Role and Responsibilities

Overview

Alleghany maintains well-defined, longstanding governance practices and principles, which guide the Board’s roles and responsibilities regarding its oversight of Alleghany. Directors are expected to exercise their business judgment in good faith and act in what they reasonably believe to be in the best interests of Alleghany and its stockholders. In this regard, the Board oversees Alleghany’s strategic plans and objectives, and management is responsible for delivering on the strategy, maintaining the Alleghany culture, establishing accountability and controlling risk. The Board and its committees work closely with management to balance and align strategy, risk and stakeholder interests while considering feedback from stockholders.

Board Role in Risk Oversight

The Board believes that risk oversight is a responsibility of the entire Board, and it does not look to any individual director or committee to lead it in discharging this responsibility.

Enterprise risk management is a standing agenda item at each Board meeting and the chief risk officer, other Alleghany management members and the Board discuss existing and emerging risks, controls and procedures, risk assessments and initiatives at such meetings.

The Board oversees risk management directly and through its committees.

Each year, at the Board’s January meeting, the Board receives a formal report on enterprise risk management from Alleghany’s chief risk officer and, at the same meeting, considers Alleghany’s three-year financial projections and the evaluation of the President and chief executive officer, allowing the Board to consider risk and risk management in the context of Alleghany’s strategic plan and management’s performance.

The Board receives updates on material developments with respect to risk management and legal compliance and ethics matters at its other regularly scheduled meetings.

The Audit Committee oversees the integrity of Alleghany’s financial statements, compliance with legal and regulatory requirements, the qualifications, performance and independence of independent auditors and the performance of internal audit and internal controls over financial reporting, all of which contribute to risk oversight.

Each year, at the Audit Committee’s June meeting, it receives a formal report on enterprise risk management from Alleghany’s chief risk officer and a formal report on legal compliance and ethics from Alleghany’s chief compliance officer. These reports are copied to the Board, and the chief risk officer and chief compliance officer subsequently report thereon to the Board.

The Nominating and Governance Committee ensures the development of appropriate corporate governance and oversees the evaluation of the Board and management.

The Compensation Committee regularly monitors compensation policies, practices and outstanding awards to determine whether Alleghany’s risk management and incentive objectives are being met with respect to group-wide employee incentives.

Alleghany management regularly reports to the Board and, as appropriate, to its committees on management’s assessment of Alleghany’s risk exposures and strategies for managing these risks.

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Chief Executive Officer and Senior Management Succession Planning

A key responsibility of our chief executive officer and Board in the area of risk management is ensuring that an effective process is in place to provide continuity of leadership over the long term. At least once each year, our Board conducts a review of chief executive officer and senior management succession planning. During this review, the chief executive officer provides the Board with recommendations on, and evaluations of, potential chief executive officer and senior management successors, succession timing for those positions and development plans for the potential successors. Our Board reviews potential internal senior management candidates with our chief executive officer, including the qualifications, experience and development priorities for these individuals. Further, our Board periodically reviews the overall composition of our senior management’s qualifications, tenure and experience.

Our Board, in coordination with our Nominating and Governance Committee, also establishes steps to address emergency chief executive officer and senior management succession planning in extraordinary circumstances. Our emergency chief executive officer succession planning is intended to enable us to respond to unexpected position vacancies, including those resulting from a major catastrophe, by continuing our operations and minimizing potential disruption or loss of continuity to our business and operations.

Codes of Ethics

Alleghany has adopted an Employee Code of Business Conduct and Ethics for all employees of Alleghany and its subsidiaries, a Financial Personnel Code of Ethics for its chief executive officer, chief financial officer, chief accounting officer and all other officers in its Finance Department, a Director Code of Business Conduct and Ethics for members of the Board, a Code of Business Conduct and Ethics for Our Business Partners for third parties with whom we do business and the Corporate Governance Guidelines. A copy of each of these documents is available on Alleghany’s website at www.alleghany.com under the tab “Corporate Governance — Governance Documents” or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Alleghany will disclose on its website any substantive amendments to its codes of ethics and any waivers from the provisions of its codes of ethics made with respect to its chief executive officer, chief financial officer or chief accounting officer (or persons performing similar functions), as well as with respect to any other executive officer or any director of Alleghany.

Stockholder Engagement

Alleghany is committed to the interests of its stockholders and recognizes that communicating with stockholders on a regular basis is a critical part of this commitment. In this regard, Alleghany actively engages with its stockholders in order to understand fully their viewpoints concerning Alleghany and to help stockholders better understand Alleghany’s strategy and performance. Management regularly engages with investors by participating in industry conferences, and also meets in person and by telephone with stockholders at other times throughout the year to solicit input and answer questions. Management also communicates to stockholders the Board’s willingness to meet with them upon request and shares stockholder viewpoints with the Board. We believe our regular engagement with stockholders has been productive and provides an open exchange of ideas and perspectives for both Alleghany and its stockholders. We are open to meeting with all Alleghany stockholders. In 2019, we met or spoke with holders of approximately 51% of the shares of common stock of Alleghany held by non-affiliates, which includes 70% of all shares held by non-affiliated active investors.

Board Structure

Board Leadership Structure

Currently, the position of Chairman of the Board, or the “Chairman,” and the position of President and chief executive officer are separate. It is the policy of the Board that the Chairman should not be an Alleghany officer. The current Chairman is an independent director as determined by the Board consistent with the requirements of the NYSE. Pursuant to our Corporate Governance Guidelines, the duties of the Chairman include providing leadership to the Board in managing the business of the Board and ensuring that there is an effective structure for the operation of the Board and its committees. The performance of the Chairman is evaluated annually by the Nominating and Governance Committee. The Board believes that its leadership structure is appropriate given the composition of the Board and management, the Corporate Governance Guidelines and the tenure of a majority of the Board members.

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Director Independence

Pursuant to the NYSE’s listing standards, Alleghany is required to have a majority of independent directors, and no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Alleghany. The Board has determined that none of the directors who served during any part of 2019, except Weston M. Hicks, our President and chief executive officer, has any material relationship with Alleghany other than in their capacities as members of the Board and committees thereof, and thus all of such directors, except Weston M. Hicks, are independent directors of Alleghany. Eight of Alleghany’s nine current directors are independent directors. Two of the three director nominees are independent. The third director nominee, Weston M. Hicks, is President and chief executive officer of Alleghany and is not independent. Following the retirement of Mr. Lavin at the 2020 Annual Meeting, and assuming that all of Messrs. Chippendale, Hicks and Kirby are elected, seven of eight directors will be independent.

Executive Sessions

The independent directors meet in executive session without non-independent directors following each regularly scheduled Board meeting. The Chairman, who is currently an independent director, presides at these executive sessions.

Committees of the Board

The following table sets forth the current members of each of the committees and the number of meetings held during 2019:

Name	Audit	Compensation	Nominating and Governance
Karen Brenner	●		○
Ian H. Chippendale		●	●
John G. Foos	●		●
William K. Lavin	○	●
Phillip M. Martineau		●	●
Lauren M. Tyler	●	●
Raymond L.M. Wong	●	○
2019 meetings	8	6	5

●	Member	○	Chairperson

The Board has determined that each committee member is independent as defined in the NYSE’s listing standards with respect to membership on each committee on which he or she serves. The Board also has determined that each member of the Audit Committee has the qualifications set forth in the NYSE’s listing standards regarding financial literacy and accounting or related financial management expertise and is an audit committee financial expert as defined by the Securities and Exchange Commission, or the “SEC.”

Each of the committees listed below operates pursuant to a charter, a copy of which is available on Alleghany’s website at www.alleghany.com under the “Corporate Governance — “Committees and Charters” tab or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. The primary functions of each committee are as follows:

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Audit Committee
Members: William K. Lavin (Chair) Karen Brenner John G. Foos Lauren M. Tyler Raymond L.M. Wong No. of meetings in 2019: 8	Responsibilities:
●Directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, including approving in advance all audit services and permissible non-audit services to be provided by the independent registered public accounting firm.
●Directly responsible for the evaluation of such firm’s qualifications, performance and independence.
●Reviews and makes reports and recommendations to the Board with respect to the following matters:
●the audited consolidated annual financial statements of Alleghany and its subsidiaries, including Alleghany’s specific disclosures under Management’s Discussion & Analysis of Financial Condition and Results of Operations, or the “MD&A,” and critical accounting estimates, to be included in Alleghany’s Annual Reports on Form 10-K filed with the SEC and whether to recommend this inclusion;
●the unaudited consolidated quarterly financial statements of Alleghany and its subsidiaries, including MD&A, to be included in Alleghany’s Quarterly Reports on Form 10-Q filed with the SEC;
●Alleghany’s policies with respect to risk assessment and risk management;
●the adequacy and effectiveness of Alleghany’s internal control over financial reporting and disclosure controls and procedures;
●the compensation, activities and performance of Alleghany’s internal auditors; and
●the quality and acceptability of Alleghany’s accounting policies, including critical accounting estimates and practices and the estimates and assumptions used by management in the preparation of Alleghany’s financial statements.

Compensation Committee
Members: Raymond L.M. Wong (Chair) Ian H. Chippendale William K. Lavin Phillip M. Martineau Lauren M. Tyler No. of meetings in 2019: 6	Responsibilities:
●Administers Alleghany’s executive compensation program, including Alleghany’s long-term and annual incentive plans.
●Reviews and approves the financial goals and objectives relevant to the compensation of the chief executive officer; evaluates the chief executive officer’s performance in light of such goals and objectives and determines the chief executive officer’s compensation based on such evaluation.
●Reviews the annual recommendations of the chief executive officer concerning:
●the compensation of the other Alleghany officers and proposed adjustments to such officers’ compensation; and
●the adjustments proposed to be made to the compensation of the three most highly paid officers of each Alleghany operating subsidiary as recommended by the compensation committee or board of directors (as applicable) for each such operating subsidiary.
●Reports on the actions described above to the Board and makes recommendations with respect to such actions to the Board as the committee may deem appropriate.
●Reviews the compensation of the directors on an annual basis, including compensation for service on committees of the Board, and proposing changes, as appropriate, to the Board.

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Nominating and Governance Committee
Members: Karen Brenner (Chair) Ian H. Chippendale John G. Foos Phillip M. Martineau No. of meetings in 2019: 5	Responsibilities:
●Identifies and screens director candidates, consistent with criteria approved by the Board.
●Makes recommendations to the Board as to persons to be (i) nominated by the Board for election to the Board by stockholders or (ii) chosen by the Board to fill newly created directorships or vacancies on the Board.
●Develops and recommends to the Board a set of corporate governance principles applicable to Alleghany.
●Oversees the evaluation of the Board, individual directors and Alleghany’s management.

Board Practices, Policies and Processes

Commitment to Good Governance Practices

Board Independence	Eight of our nine directors are independent directors. All of our standing Board committees are chaired by independent directors. Our Audit, Compensation and Nominating and Governance committees are 100% independent.
Board Structure	Our Board is divided into three separate classes of directors. At each Annual Meeting of Stockholders, one class of directors is elected to a term of three years.
Risk Oversight	Our Board and its committees work with management to diligently monitor and manage risk.
Independent Chairman	Our current Chairman is an independent director. Our policy is that the Chairman should not be an Alleghany officer.
Board and Committee Evaluations	Our annual Board and committee evaluation processes help promote the effectiveness of the Board and its committees.
Director Tenure	Our Board has an average tenure of approximately 12 years, with over half of our current directors joining the Board in 2009 or later, and one-third joining the Board in 2012 or later. Upon William K. Lavin’s retirement in April 2020 in accordance with Alleghany’s director retirement policy, the Board’s average tenure will be approximately 10 years.
Stock Ownership Guidelines	Executive officers are required to hold shares of common stock valued at three to five times their base salary (varies depending on position). Directors are required to hold shares of common stock and/or restricted stock units valued at least five times the annual board retainer within five years of election to the Board. We have a policy prohibiting hedging and pledging of Alleghany securities by Alleghany directors, officers and employees.

Board Meetings and Attendance

We have strong director engagement on our Board. The Board held eight meetings in 2019. Each director who was a director during 2019 attended 100% of the meetings of the Board and committees of the Board on which he or she served in 2019. Alleghany does not have a policy with regard to attendance by directors at annual meetings of stockholders. Two directors attended the 2019 Annual Meeting of Stockholders.

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Board Performance Evaluations

The Board believes that an effective director evaluation process allows it to gain insights into the effectiveness of the Board, its committees and its individual members, with the goal of continually enhancing Board performance. In this regard, each year the Board and each of its committees conducts an evaluation of their respective performance, effectiveness and fulfillment of fiduciary duties. The evaluation process is reviewed annually by the Nominating and Governance Committee to determine whether it is designed effectively and assure that appropriate feedback is being sought and reviewed. The Board evaluation process generally is comprised of:

●	an annual, overall board evaluation;
●	an annual, individual director evaluation; and
●	a biennial skills matrix questionnaire.

The overall Board evaluation is accomplished through completion of a written questionnaire by each director on an anonymous basis to encourage candid feedback, supplemented by individual director interviews with the Chairman of the Board. The questions included are reviewed annually for revisions and update by the Chairman of the Board and the Nominating and Governance Committee. Topics that directors were asked to evaluate regarding Board performance in 2019 included the following:

✓	Board role matters such as monitoring progress in achieving strategic objectives and performance of Alleghany’s operating units, and consideration of the processes implemented by management to identify, assess and respond to Alleghany’s key risks.
✓	Matters related to Board meetings and processes such as whether (i) the Board receives clear and concise background material to prepare in advance of meetings, (ii) Board meeting length is sufficient to review and complete all agenda items, (iii) Board meetings are conducted in a manner that ensures open communication, meaningful participation and discussion of the most important issues facing Alleghany and (iv) whether Board members feel free to express differing opinions from those of management and other directors.
✓	Matters related to Board composition, including whether individual directors, and the Board as a whole, have the right mix of skills, experience and other characteristics to be effective; that the Board is of the right size and the diversity (age, background, gender, etc.) of the Board is appropriate.
✓	Matters related to the Board’s relationship and oversight of management, including whether (i) Board goals, expectations and concerns are honestly communicated with the chief executive officer, (ii) the Board regularly focuses on senior management succession planning and development, (iii) management is appropriately addressing and communicating to the Board the most significant challenges and risks Alleghany is facing, (iv) the Board is appropriately supportive and challenging of management and (v) the appropriate personnel and outside experts are present at Board meetings to answer any questions raised by Board members.

With respect to the individual director evaluation component, the Chairman of the Board and the Nominating and Governance Committee review on an annual basis questions which are to be considered by each director with respect to himself or herself, as well as each other director. The Chairman of the Board, using the evaluation questions as a guide, then solicits a self-evaluation from each director, as well as an evaluation of each other director. The Chair of the Nominating and Governance Committee solicits from each director an evaluation of the Chairman of the Board. In 2019, the individual evaluation component included questions on the following matters:

✓	A director’s commitment to the Board measured through, amongst other things, appropriate preparation for meetings, attendance, active participation in meetings and keeping current with information on Alleghany’s business, market and regulatory developments and other relevant matters.
✓	A director’s understanding of his or her legal obligations to Alleghany and its stockholders measured through, amongst other things, objectivity and independence, willingness to challenge management constructively and appropriate follow up regarding areas of concern.
✓	A director’s contribution to the effective functioning of the Board measured through, amongst other things, whether (i) the director provides constructive criticism and thoughtful recommendations and generally exhibits good judgment, (ii) the director’s conduct engenders mutual trust and respect within the Board, (iii) the director has the background and skills which complement the other directors in order to meet Alleghany’s strategic opportunities and challenges and (iv) additional skills or training would be beneficial to the director to enhance his or her performance and contribution to the Board.

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The skills matrix questionnaire is generally done on a biennial basis, except where a material change in Alleghany or director circumstances necessitates that a director or directors complete an updated questionnaire. The questionnaire is reviewed prior to distribution by the Chairman of the Board and the Nominating and Governance Committee and asks for a self-evaluation of a director’s expertise on a “high,” “medium” and “low” basis in different areas including:

●	insurance industry knowledge and expertise;
●	financial industry knowledge and expertise;
●	technical and operational skills and experience;
●	governance and regulatory competencies; and
●	behavioral competencies.

At the conclusion of every annual Board evaluation process, the Chairman of the Board discusses with each director the results of his or her individual evaluation, and the Chair of the Nominating and Governance Committee discusses such matters with the Chairman of the Board. The results of the written overall Board and committee evaluations are reported to and reviewed by the full Board. In general, based upon its most recent evaluation, the Board and each committee were satisfied with their respective performance and considered themselves to be operating effectively.

Corporate Governance Guidelines

Our Corporate Governance Guidelines include principles, policies and practices that have evolved informally and formally over the years, reflecting Alleghany’s unique features of ownership, control, long-term perspective and history of accomplishment, and principles, policies and practices in respect of requirements of corporate governance listing standards adopted by the NYSE and rules adopted by the SEC. A copy of the Corporate Governance Guidelines is available in the Corporate Governance section of our website (www.alleghany.com) under the tab “Corporate Governance — Governance Documents.”

Transactions with Related Persons

The Board has adopted a written Related Party Transaction Policy, or “the Policy.” Pursuant to the Policy, all related party transactions must be approved in advance by the Board. Under the Policy, a related party transaction means any transaction, other than compensation for services as an officer or director authorized and approved by the Compensation Committee or the Board, in which Alleghany or any of its subsidiaries is a participant and in which any of the following persons has or will have a direct or indirect material interest:

●	any director or officer of Alleghany; or
●	any immediate family member of such director or officer, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of such director or officer.

A person who has a position or relationship with a firm, corporation or other entity may be deemed to have an indirect interest in any transaction in which that entity engages. However, a person is not deemed to have an interest if such interest arises only from such person’s position as a director of another corporation and/or such person’s direct and indirect ownership of less than 10% of the equity of such firm, corporation or other entity.

Under the Policy, all newly proposed related party transactions are referred to the Nominating and Governance Committee for review and consideration of its recommendation to the Board. Following this review, the related party transaction and the Nominating and Governance Committee’s analysis and recommendations are presented to the full Board (other than any directors interested in the transaction) for approval. The Nominating and Governance Committee reviews existing related party transactions annually, with the goals of ensuring that such transactions are being pursued in accordance with all of the understandings and commitments made at the time they were approved, ensuring that payments being made with respect to such transactions are appropriately reviewed and documented and reaffirming that such transactions remain in the best interests of Alleghany and its stockholders. The Nominating and Governance Committee reports any such findings to the Board.

As initially disclosed in the proxy statement prepared for the 2017 Annual Meeting of Stockholders, Zachary A. Hicks, a son of Weston M. Hicks, Alleghany’s President and chief executive officer, commenced employment with TransRe as an underwriter in March 2017. Zachary Hicks resigned from TransRe effective November 5, 2019. Zachary Hicks’s 2019 aggregate compensation

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was $139,406 and was established in accordance with TransRe’s employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities. While an employee of TransRe, Zachary Hicks was also eligible to participate in TransRe’s employee benefit programs on the same basis as other eligible employees. Mr. Hicks did not participate in TransRe’s compensation decisions relating to Zachary Hicks.

Communications with Directors

Interested parties may communicate directly with any individual director, the independent directors as a group or the Board as a whole by mailing such communication to the Secretary of Alleghany at Alleghany’s principal executive offices. Any such communications will be delivered unopened:

●	if addressed to a specific director, to such director;
●	if addressed to the independent directors, to the Chair of the Nominating and Governance Committee who will report thereon to the independent directors; or
●	if addressed to the Board, to the Chairman of the Board who will report thereon to the Board.

Compensation of Directors

The compensation of our directors is designed to attract, retain and motivate highly qualified candidates for director and be broadly comparable with those companies which Alleghany considers to be its peers in the industries in which it operates.

In accordance with our Corporate Governance Guidelines, the Compensation Committee recommends to the Board the form and amount of compensation for non-employee directors. Only non-employee directors are paid for their service on the Board. Director compensation, including compensation for committee service, is reviewed at least annually by the Compensation Committee at its regularly scheduled June meeting, which makes such recommendations to the Board with respect thereto as it deems appropriate. As part of such review each year, with the assistance of the Compensation Committee and its compensation consultant, the Board considers competitive analysis of the compensation paid to our non-employee directors to determine whether any changes to their compensation are warranted. As a result of its June 2019 review, the Compensation Committee recommended to the Board certain fee increases for 2019 after last being increased in June 2017.

Currently, we compensate our non-employee directors with a combination of cash and equity to help align our directors’ interests with those of our stockholders.

The information under this heading relates to the compensation during 2019 of those non-employee directors who served on the Board at any time during 2019.

2019 Director Compensation

Name	Fees Earned or Paid in Cash		Stock Awards(1)	Total
Karen Brenner	$132,000		$139,765	$271,765
Ian H. Chippendale	117,000		139,765	256,765
John G. Foos	122,000		139,765	261,765
Jefferson W. Kirby	200,000		139,765	339,765
William K. Lavin	142,500		139,765	282,265
Phillip M. Martineau	117,000		139,765	256,765
Lauren M. Tyler	154,113	(2)	139,765	293,878
Raymond L.M. Wong	137,500		139,765	277,265
(1)	Represents the grant date fair value of the award of 224 shares of restricted common stock or 224 restricted stock units (each equivalent to one share of common stock) made to each non-employee director under the 2015 Directors’ Stock Plan, or the “2015 Directors’ Plan,” on April 29, 2019, and computed in accordance with the Financial Accounting Standards Board, or the “FASB,” Accounting Standards Codification Topic 718, or “ASC 718.”
(2)	Ms. Tyler was appointed to the Board on January 15, 2019. The amount shown includes (i) prorated cash fees of $54,113 that Ms. Tyler earned for service during the 2018-2019 year and (ii) cash fees of $100,000 that Ms. Tyler earned for service during the 2019-2020 year, which fees were both paid in 2019.

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Fees Earned or Paid in Cash

As a result of its review in June 2019, the Board approved certain changes to the director fee amounts, which are effective for July 2019 through June 2020, as shown below. Set forth below is information regarding fees earned and paid in cash to non-employee directors for service on the Board and its committees in 2019.

	Annual Cash Fees
	Chair of the Board	Independent Director (other than the Chair)	+ Chair of the Audit Committee	+ Chair of the Compensation Committee	+ Chair of the Nominating and Governance Committee	+ Member of the Audit Committee	+ Member of the Compensation Committee	+ Member of the Nominating and Governance Committee
July 2018 – June 2019	$190,000	$90,000	$30,000	$20,000	$12,000	$15,000	$10,000	$7,000
July 2019 – June 2020	$210,000	$100,000	$35,000	$25,000	$22,000	$15,000	$10,000	$7,000

Stock Awards

Pursuant to the 2015 Directors’ Plan, each year as of the first business day following an annual meeting of stockholders, each individual who was elected or continues to serve as a member of the Board and who is not an employee of Alleghany or any of its subsidiaries receives, at the individual director’s election, either a number of shares of restricted common stock or restricted stock units (each equivalent to one share of common stock) equal to $140,000 divided by the average of the closing sales prices of the common stock on the 30 consecutive trading days preceding the grant date as reported by the NYSE. Such shares of restricted common stock or restricted stock units, as the case may be, are subject to potential forfeiture until the first annual meeting of stockholders following the date of grant and are subject to restrictions upon transfer until the third anniversary of the date of grant.

On April 29, 2019, each eligible director received either 224 shares of restricted common stock or 224 restricted stock units, reflecting such number of shares or restricted stock units equal to $140,000 divided by the average of the closing sales prices of the common stock on the 30 consecutive trading days preceding the grant date as reported by the NYSE. Each director is permitted to defer payment of the restricted stock units, and all whole restricted stock units will be paid in the form of whole shares of common stock.

As a result of its review in June 2019, the Board determined that, following the 2020 Annual Meeting, the annual equity award under the 2015 Directors’ Plan will be based on a value of $150,000.

Director Stock Ownership Guidelines

Directors are expected to achieve ownership of common stock, or restricted stock units, having an aggregate value (based upon the higher of market value or book value) equal to at least five times the annual board retainer within five years of election to the Board, and to maintain such a level thereafter.

Hedging and Pledging Policies

Alleghany maintains a policy on insider trading and compliance that prohibits Alleghany directors, officers and employees from directly or indirectly purchasing or using financial instruments designed to hedge or offset any decrease in the market value of Alleghany securities that they own. In addition, under such policy, Alleghany directors, officers and employees are prohibited from pledging Alleghany securities as collateral.

2020 PROXY STATEMENT     27

Executive Compensation

2	Advisory Vote on Executive Officer Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” we are providing stockholders with the opportunity to cast an advisory vote on the 2019 compensation we paid to the executive officers who are named in the Summary Compensation Table on page 52, also referred to as our “Named Executive Officers.” For 2019, Weston M. Hicks, Joseph P. Brandon, Christopher K. Dalrymple, Kerry J. Jacobs and John L. Sennott, Jr. were our Named Executive Officers.

Please read the Compensation Discussion and Analysis beginning on page 32, as well as the Summary Compensation Table and other related compensation tables, notes and narrative appearing on pages 52 to 64, which provide detailed information on the compensation of our Named Executive Officers for 2019.

For a discussion of the results of past advisory votes on the compensation of our Named Executive Officers and the Compensation Committee’s response to such results, see “Compensation Discussion and Analysis — Compensation Committee Process — Advisory Vote on Executive Compensation” on page 50.

The Compensation Committee and the Board believe that Alleghany’s 2019 executive compensation program was designed appropriately and ensured that management’s interests were aligned with the interests of Alleghany stockholders. Accordingly, we are asking our stockholders to vote in favor of the following advisory resolution at the 2020 Annual Meeting:

RESOLVED, that the stockholders of Alleghany Corporation (“Alleghany”) approve, on an advisory basis, the compensation of Alleghany’s named executive officers as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes and narrative set forth in the proxy statement for Alleghany’s 2020 Annual Meeting of Stockholders.

Although this advisory vote, commonly referred to as “say-on-pay,” is not binding on Alleghany, the Compensation Committee or the Board, the Board and the Compensation Committee will review and consider the voting results when making future decisions about our executive compensation program.

The Board recommends that you vote “FOR” this proposal.

Proxies solicited by the Board will be so voted unless stockholders specify a contrary vote. This proposal shall be approved by the affirmative vote of a majority of the votes cast on this proposal. Abstentions and broker non-votes will have no effect on the results of this vote.

28     ALLEGHANY

EXECUTIVE COMPENSATION

Letter from The Compensation Committee

Dear Alleghany Stockholder,

Due to SEC proxy rules and regulations, most of the compensation information contained in the Compensation Discussion and Analysis, including the Summary Compensation Table on page 52, was set back in January 2019, and the analysis and determinations regarding such information also look backwards to that time. As we did last year, before turning to that historical information, we thought it would be helpful to reiterate Alleghany’s overall corporate structure and philosophy and how that philosophy and structure inform our executive compensation program and the decisions we made with respect to compensation for 2019.

Compensation Program Philosophy

On a group-wide basis, Alleghany has over 10,000 employees. Yet at the parent-level, Alleghany is managed by a small group of professionals consisting of four executive officers and 10 officers. This small team is responsible for overseeing, not operating, Alleghany’s subsidiaries; making capital allocation decisions; managing Alleghany’s group-wide investment portfolios; and managing financial reporting, legal and compliance functions and other public company obligations. With respect to our subsidiaries, the parent company does not run them on a day-to-day basis — their subsidiary executive teams do. Instead, the parent company’s small professional team provides our subsidiaries with strategic guidance, sets risk parameters and ensures that management incentives are appropriate.

Alleghany’s extensive history and focus on its long-term legacy inform our culture, strategy and compensation. From a culture perspective, although we must offer competitive compensation, we do not seek to compete for executive talent solely on the basis of compensation. We also compete by offering a unique professional opportunity to work in a high-integrity environment where the focus is on building stockholder value over the very long term. Our collaborative, team-oriented culture is a key driver of retention. Our retention efforts, which include compensation aspects, result in parent-level employees with long tenures, which fits with our long-term financial results orientation.

From a strategic perspective, Alleghany’s long-term value proposition is to make a reasonable return in good times and preserve capital in bad times. We have an aversion to doing things which, although they may have the potential for significant gain, also bring with them greater chance of a permanent loss of capital. With that in mind, our financial objective in the current economic environment is to grow our common stockholders’ equity per share at a rate of 7-10% over the long term without employing excessive amounts of financial leverage and without taking imprudent risks. Our compensation program is designed to provide compensation to the parent company professional team that is aligned with this objective.

2019 in Review

We share below with you our views on how the above philosophy informed decisions we made regarding the 2019 executive compensation you will read about in this Proxy Statement, including a decision to terminate the Alleghany Retirement Plan and refinements to long-term incentive awards.

Salary

Although salary is not a major component of total direct compensation (salary, annual incentive compensation and long-term incentive compensation), we believe it is important to provide our professional staff with an element of guaranteed compensation for service provided during the year, whether or not any incentive compensation is earned. Working with our compensation consultants, we seek to set salaries at levels that are sufficiently competitive to attract and retain executive talent and no more.

Annual Incentive Awards

As mentioned last year, we view annual incentive compensation as variable pay linked to the achievement of strategic and operational objectives by management during the year and not “incentive” pay intended to send strong messages about performance differences based on a rigid formulaic approach. So, with respect to annual incentive opportunities in 2019, we continued the existing structure of our annual incentive compensation program, with (i) funding occurring only upon generation of positive earnings, (ii) a capped upside and (iii) an ability to adjust payouts in light of our evaluation of Alleghany performance and individual contributions. We believe this remains the optimal approach and is in the best interests of Alleghany and its stockholders.

2020 PROXY STATEMENT     29

EXECUTIVE COMPENSATION

Long-Term Incentive Awards

Executive awards in 2019 were made primarily in the form of performance shares, and these awards comprise a significant amount of our executive compensation. Since 2003, performance share payouts have been based on management’s ability to grow common stockholders’ equity per share relative to Alleghany’s cost of equity capital, an approach we believe aligns executive compensation with the returns provided to Alleghany’s long-term owners. In this regard, we note that for the performance share award period 2016-2019 (which paid out in February 2020), management achieved a payout at 91% of its target opportunity. For the prior 2015-2018 award period (which would have paid out in February 2019), management did not achieve the threshold performance necessary for any payout of performance shares. We believe that these payouts are evidence that management is held fully accountable for Alleghany’s longer-term financial results.

We did make a few refinements in 2019 to our approach to long-term incentive compensation. First, Mr. Hicks’s and Mr. Brandon’s long-term incentive opportunities were divided 75% in the form of performance shares and 25% in the form of restricted stock units, compared with prior years when their opportunities were denominated solely in performance shares. This change was made in order to help further balance risk in our long-term incentive program and maintain a focus on rewarding longer-term performance, while also considering factors including peer group and general industry market practice, as well as grant practices for other members of Alleghany management. Second, historically, payouts of performance shares awards were based solely on the growth in common stockholders’ equity per share over a single four-year performance period. The Compensation Committee determined that beginning in 2019 (outstanding performance share awards were not adjusted) performance share award periods would be staggered such that 25% will be paid out based on a three-year performance period (2019 to 2021), 50% will be paid out based on a four-year performance period (2019 to 2022) and 25% will be paid out based on a five-year performance period (2019 to 2023). This staggered payout schedule avoids the “cliff effect” at the end of any particular four-year award period which can, in certain circumstances, turn a long-term plan into a short-term plan and incent unwanted behavior.

Although not reflected in the required SEC disclosures regarding 2019 compensation, we continued to refine the features of our long-term incentive awards in 2020. For long-term incentive awards made in January 2020, we made the changes discussed below.

●	Recognizing greater uncertainty and potential variability of results in the current interest rate and (re)insurance market environments while desiring to maintain relevant metrics by which to incent performance, we widened the range of performance required to achieve threshold and maximum payouts for 2020 long-term incentive awards to 4% (threshold) and 10% (maximum) from 5% (threshold) and 9% (maximum).
●	We reduced the target grant value of (i) Mr. Hicks’s 2020 performance share award to 300% of salary from 460% of salary and (ii) Mr. Brandon’s 2020 performance share award to 200% of salary from 300%; resulting in an approximate 30% reduction in their target long-term incentive values compared with 2019 for delivering the same level of targeted growth in book value per share.
●	We adjusted the maximum payout cap to 200% from 150%, noting that the maximum payout to Mr. Hicks and Mr. Brandon at the new levels would be less than under the current program due to the reduction in the target grant date value of their long-term incentive awards.
●	In light of the above changes, we determined to move back to making Mr. Hicks’s and Mr. Brandon’s long-term incentive awards 100% in the form of performance shares, consistent with our approach prior to 2019.

Benefits

We are always looking at ways to ensure the components of our compensation program incent management to create long-term value for Alleghany, and we do not shy away from modifying or eliminating them if the link isn’t clear. In this regard, in December 2019, we determined to terminate Alleghany’s long-existing Retirement Plan. The Retirement Plan, which was adopted in 1989, had been amended a number of times since 2004, including in 2013 when it was frozen. In each case, the amendments took account of changing market trends, and more specifically, reduced the costs of the Retirement Plan, including by converting it to an unfunded plan from a funded plan; eliminating the inclusion of annual incentive compensation earned for years subsequent to 2010 in the computation of benefits and freezing the Retirement Plan in 2013, with no new participants permitted and providing that increases in base compensation and future years of service would not be taken into account when calculating a participant’s benefits.

30     ALLEGHANY

EXECUTIVE COMPENSATION

The decision to terminate the Retirement Plan was made after careful evaluation of a number of factors, some of which we will highlight below. One consideration was that the Retirement Plan used to provide a significant retention incentive and assisted Alleghany in recruiting senior-level talent. However, after being frozen and closed to new participants in 2013, the Retirement Plan in 2019 covered only nine long-serving Alleghany executives and three retired executives. Even for this small group, the Retirement Plan’s retention value was no longer evident as all participants were vested in their benefits, and their benefit levels were frozen, with changes in value generally tied only to interest rate movements, passage of time and growing into eligibility for early retirement subsidies. The above, combined with peer and general market movement away from these types of plans and our focus on performance-based compensation, were significant factors in our decision.

Another factor was the eventual elimination of what we believe to be confusing proxy disclosure regarding the Retirement Plan, particularly in the Summary Compensation Table, or the “SCT.” As you may know, under SEC rules, disclosure of changes in pension value required in the SCT are asymmetrical, with annual increases reported as compensation for Alleghany’s Named Executive Officers, while annual decreases are not deducted from such reported compensation. Further, certain proxy advisors include such annual increases (but not decreases) in pension value in their calculation of three-year average CEO compensation for purposes of their quantitative analyses. For us, this is particularly frustrating as the most significant driver for Mr. Hicks’s changes in pension value since the Retirement Plan was frozen has been decreases in interest rates, rather than matters under his control. You can readily see this in the three years included in the SCT. A decrease in interest rates in 2017 and 2019 created an additional $3.5 million of reported SCT compensation for Mr. Hicks, while the increase in interest rates in 2018 “reduced” his pension value by approximately $1.4 million (which resulted in no offset but rather was just reported as a “zero” in the SCT). Including changes in pension value as required by SEC rules, Mr. Hicks’s three-year average of reported SCT compensation is approximately $10.6 million. Removing just the impact of change in interest rates on change in pension value, that average drops to approximately $9.4 million, while removing the impact of the change in pension value entirely results in a three-year average of approximately $8.5 million. Those are significant differences which we believe are distortive and don’t allow an investor to truly evaluate “earned” compensation. Terminating the Retirement Plan will result in the eventual elimination of disclosure we believe is not meaningful to an evaluation of Alleghany’s executive compensation program. Finally, terminating the Retirement Plan will eliminate meaningful management time and actuarial and legal costs involved with its administration.

Conclusion

In sum, we believe the decisions we made with respect to executive compensation discussed above fit closely with Alleghany’s philosophy regarding holding company executive compensation, a philosophy that we believe is timeless and effective. It is designed to incent performance over the long term and link executives’ interests with those of Alleghany’s long-term stockholders. We believe that the program, although we may refine it in the future as circumstances or needs warrant, is effective in achieving our strategic objectives and aligns management’s interests with those of all of Alleghany’s stockholders.

Sincerely,

RAYMOND L.M. WONG
IAN H. CHIPPENDALE
WILLIAM K. LAVIN
PHILLIP M. MARTINEAU
LAUREN M. TYLER
Compensation Committee of the Board of Directors

2020 PROXY STATEMENT     31

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Executive Overview

Named Executive Officers

The name, age, current position, date elected and prior business experience of each of the Named Executive Officers is as follows:

Weston M. Hicks, 63
Current Position President and chief executive officer (since December 2004) Prior Business Experience Executive Vice President, Alleghany (October 2002 to December 2004).

Joseph P. Brandon, 61

Current Position
Executive Vice President (since March 2012)

Prior Business Experience
Consultant to Alleghany (September 2011 to March 2012); private investor (May 2008 to August 2011); Chairman and Chief Executive Officer, General Re Corporation, a property and casualty reinsurer and a wholly-owned subsidiary of Berkshire Hathaway Inc. (September 2001 to April 2008).

32     ALLEGHANY

EXECUTIVE COMPENSATION

Christopher K. Dalrymple, 52

Current Position
Senior Vice President (since January 2012), General Counsel (since July 2009) and Secretary (since January 2011)

Prior Business Experience
Vice President, Alleghany (December 2004 to January 2012); Associate General Counsel, Alleghany (March 2002 to July 2009); Assistant Secretary, Alleghany (March 2002 to January 2011).

Kerry J. Jacobs, 41

Current Position
Senior Vice President and chief financial officer (since July 2019)

Prior Business Experience
Vice President, Alleghany (March 2014 to June 2019); Vice President, Gerson Lehrman Group, a professional services company (May 2013 to February 2014); Vice President (March 2012 to April 2013), and Associate (July 2008 to February 2012), Deutsche Bank Securities Inc., an investment bank.

John L. Sennott, Jr.(1), 54

Current Position
President and Chief Executive of CapSpecialty, Inc., a wholly owned subsidiary of Alleghany (since July 1, 2019)

Prior Business Experience
Senior Vice President (April 2013 to June 2019) and chief financial officer (May 2013 to June 2019); Consultant (April 2012 to April 2013); Executive Vice President and Chief Corporate Strategy Officer (January 2010 to April 2012) and Chief Operating Officer (October 2008 to January 2010), Allied World Assurance Company Holdings, AG, a property and casualty (re)insurer.

(1)	Mr. Sennott resigned from his position as Senior Vice President and chief financial officer of Alleghany effective July 1, 2019.

2020 PROXY STATEMENT     33

EXECUTIVE COMPENSATION

Set forth below is the 2019 compensation for each person who was a Named Executive Officer of Alleghany for 2019. See the 2019 Summary Compensation Table and the accompanying notes to the table beginning on page 52 for more information, including for Mr. John L. Sennott, Jr., who resigned as Senior Vice President and chief financial officer of Alleghany effective July 1, 2019 to become the President and Chief Executive Officer of CapSpecialty.

Name and Principal Position	Year	Salary		Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total	Total not Including Change in Pension Value(1)
Weston M. Hicks President and chief executive officer	2019	$1,075,000		—	$4,998,620	$3,225,000	$4,517,163	$177,279	$13,993,062	$9,475,899
Joseph P. Brandon Executive Vice President	2019	910,000		—	2,759,713	1,820,000	398,871	146,814	6,035,398	5,636,527
Christopher K. Dalrymple Senior Vice President, General Counsel and Secretary	2019	720,000		—	1,091,653	720,000	1,550,183	114,410	4,196,246	2,646,063
Kerry J. Jacobs(2) Senior Vice President and chief financial officer (effective July 1, 2019)	2019	450,000	(3)	—	498,977	370,000	—	70,418	1,389,395	1,389,395
John L. Sennott, Jr.(4) Senior Vice President and chief financial officer (until July 1, 2019)	2019	685,000		$35,000	8,022,611	162,945	—	63,105	8,968,661	8,968,661
(1)	The amounts in this column may differ substantially from, and are not a substitute for, the amounts reported in the “Total” column. The amounts reported in this column are solely intended to facilitate a stockholder’s understanding of how changes in pension value impact the total compensation as reported in the Summary Compensation Table on page 52. To facilitate that understanding, this column shows total compensation without pension value changes. The amounts reported in this column are calculated by subtracting the value reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column (but including the nonqualified deferred compensation earnings reported in that column, if any) from the amounts reported in the “Total” column.
(2)	Ms. Jacobs was appointed Senior Vice President and chief financial officer of Alleghany effective July 1, 2019.
(3)	Ms. Jacobs’ 2019 annual salary increased from $400,000 to $500,000 effective July 1, 2019.
(4)	Mr. Sennott resigned from his position as Senior Vice President and chief financial officer of Alleghany effective July 1, 2019 to become President and Chief Executive Officer of CapSpecialty. Please see pages 56 to 58 for more information regarding agreements and arrangements in connection with such transition.

Elements of 2019 Compensation

The principal elements of compensation paid to our Named Executive Officers in respect of 2019 consisted of:

●	salaries;
●	annual cash incentive compensation;
●	annual grants of long-term equity-based incentives; and
●	an annual savings benefit equal to 15% of base salary.

In addition, our Named Executive Officers received a benefit, assuming the completion of five years of service with Alleghany, under the Retirement Plan, which benefit was frozen in 2013, and the Retirement Plan was terminated in December 2019 as described in more detail on page 61.

34     ALLEGHANY

EXECUTIVE COMPENSATION

The percentage that these elements represent of the 2019 compensation for our chief executive officer and each person who was a Named Executive Officers at year-end 2019 is reflected below.

CEO	Other NEOs(1)

(1)	Other NEOs include Mr. Brandon, Mr. Dalrymple and Ms. Jacobs, and exclude Mr. Sennott as he resigned from his position as Senior Vice President and chief financial officer of Alleghany effective July 1, 2019.

The description and analysis of each of these elements is set forth in more detail on pages 40 to 61.

Performance Summary

A summary of 2019 and long-term financial results highlights are as follows:

Alleghany Performance in 2019

Common stockholders’ equity per share was $611.00 as of December 31, 2019, an increase of 15.8% from common stockholders’ equity per share as of December 31, 2018.
A 45% increase in noninsurance revenue for the year ended December 31, 2019, with record earnings and double-digit return on invested capital at Alleghany Capital.

Net earnings of $857.8 million in 2019, compared with $39.5 million in 2018, primarily reflecting a $709.7 million increase in the value of Alleghany’s equity portfolio, compared with a $229.0 million decrease in 2018.
Earnings per diluted share and adjusted earnings per diluted share were $59.39 and $23.77, respectively, for the year ended December 31, 2019, compared with earnings per diluted share and adjusted earnings per diluted share of $2.62 and $16.13, respectively, for the year ended December 31, 2018.
Outperformance by Alleghany’s equity and fixed income portfolios of their investment benchmarks.

A consolidated net pre-tax underwriting profit of $33.0 million in 2019, compared with a net pre-tax underwriting loss of $161.5 million in 2018. The 2019 underwriting profit included current year pre-tax catastrophe losses of $399.7 million, compared with $657.7 million of current year pre-tax catastrophe losses in 2018.
Completion by Alleghany Capital platform companies of several, complementary, bolt-on acquisitions, deploying $250 million of debt and equity capital.

2020 PROXY STATEMENT     35

EXECUTIVE COMPENSATION

Additional information regarding Alleghany’s 2019 results, including audited consolidated financial statements, as well as MD&A with respect to 2019 results, is contained in Alleghany’s Annual Report on Form 10-K for the year-ended December 31, 2019, or the “Form 10-K,” which was filed with the SEC on February 19, 2020. Readers are urged to review the Form 10-K for a more complete discussion of Alleghany’s financial performance.

Alleghany Long-Term Performance

We believe that Alleghany’s performance is best measured over the long term, and that long-term growth in common stockholders’ equity per share is the best metric for evaluating such performance. In this regard, the table below shows the annual, and three- and ten-year average rolling, annualized growth in our common stockholders’ equity per share, adjusted for a 2018 cash dividend and historical stock dividends, during the five-year period from December 31, 2014 to December 31, 2019:

Year	Common Stockholders’ Equity Per Share ($)	Annual Return (%)	Rolling Annualized Average (%)
			Three-Year	Ten-Year
2014	465.51	12.7	10.8	8.6
2015	486.02	4.4	8.6	8.6
2016	515.24	6.0	7.7	7.8
2017	553.20	7.4	5.9	7.0
2018	527.75	(2.8)	3.4	7.2
2019	611.00	15.8	6.5	7.8
Average		7.3	7.2	7.8

As can be seen in the table above, Alleghany’s common stockholders’ equity per share has compounded over the annual, three- and ten-year periods in the range of Alleghany’s stated strategic objective of 7-10% annual growth in common stockholders’ equity per share, although it trailed that objective in 2018 and the three-year periods ending in 2017, 2018 and 2019, primarily due to a decline in the market value of Alleghany’s equity portfolio in December 2018 and significant catastrophe losses in 2017, 2018 and 2019.

The graph below summarizes Alleghany’s common stockholders’ equity per share growth and stock price performance over the ten-year period from December 31, 2009 to December 31, 2019, compared with the S&P 500 Stock Index, or the “S&P 500,” with all values indexed to December 31, 2009. During this ten-year period, Alleghany’s common stockholders’ equity per share increased at a compound annual rate of 7.8% (adjusted for dividends), compared with a compound annual rate of return of 13.5% for the S&P 500, and the price of Alleghany common stock (adjusted for dividends) appreciated at a 11.8% compound annual rate of return.

Alleghany Corporation
Indexed Performance 2009 = 100

36     ALLEGHANY

EXECUTIVE COMPENSATION

As indicated by the data presented in the graph above, Alleghany’s growth in common stockholders’ equity per share has been relatively consistent, with the exception of 2018 when it was negatively impacted by a decline in the market value of Alleghany’s equity portfolio and significant catastrophe losses. The trading price of Alleghany’s common stock has been more volatile, reflecting the volatility of the stock market in general. In Alleghany’s view, growth in common stockholders’ equity per share is a better measure of fundamental performance and value creation as compared to the more volatile trading price of Alleghany’s common stock. As such, Alleghany focuses its executive compensation incentive program on building common stockholders’ equity per share over time.

Long-Term Compensation Summary

During the ten-year performance period set forth in the graph above, we believe that Mr. Hicks’s compensation has been well-aligned with Alleghany’s long-term performance as can be seen in the table below:

10-year Pay-TSR(1) Alignment
($ thousands)

	Year											CAGR
	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	1 Year	3 Year	10 Year
CEO Total Compensation(3)	6,206	5,636	7,347	7,332	6,216	10,543	6,869	8,573	9,647	7,573	13,993	84.8%	17.7%	8.5%
Pension Value
Increase/(Decrease)	1,066	822	1,922	1,259	(1,232)	2,914	(23)	946	1,844	(556)	4,517
CEO SCT Compensation
Excluding Pension(2)	5,140	4,814	5,425	6,072	7,448	7,629	6,892	7,627	7,803	8,129	9,475	16.6%	7.5%	6.3%
Indexed TSR	100	113	108	126	151	175	180	229	225	239	306	28.3%	10.2%	11.8%
TSR vs. CEO
Compensation
(excl. pension)
Increases/(Decreases)												11.7%	2.7%	5.5%
Indexed BVPS Growth(4)	100	110	116	129	140	158	165	175	188	183	211	15.8%	6.5%	7.8%
BVPS vs. CEO
Compensation
(excl. pension)
Increases/(Decreases)												(0.8%)	(1.0%)	1.5%
(1)	Total Shareholder Return reflects Alleghany share price appreciation including the impact of stock and cash dividends.
(2)	Represents CEO compensation as reported in the Summary Compensation Table on page 52, excluding annual fluctuation in pension value.
(3)	Includes annual fluctuation in pension value. Calculated according to SEC rules except for 2013, 2015 and 2018, which include a negative value for Mr. Hicks’s pension benefit. SEC rules require that negative pension value changes are reflected as a “zero” in the Summary Compensation Table.
(4)	BVPS growth includes the impact of stock and cash dividends.

2020 PROXY STATEMENT     37

EXECUTIVE COMPENSATION

As can be seen in the above table, the three-year compound annual growth rate in CEO total compensation including changes in pension value is 17.7%, compared with only 7.5% for CEO compensation excluding changes in pension value. The difference between the two CEO compensation CAGR calculations for 2019 is even greater, with a 68.2% difference. We believe these significant differences are distortive and do not allow an investor to truly evaluate “earned” compensation, particularly where the primary drivers for the changes in pension value in the impacted years related to external variables such as a reduction in interest rates rather than anything under management control.

Advisory Vote on Executive Compensation

At our Annual Meeting of Stockholders in April 2019, we received strong support for our executive compensation program, with approximately 96% stockholder approval of our say-on-pay proposal. For the Annual Meetings of Stockholders in 2018, 2017, 2016 and 2015, we received approximately 98%, 97%, 96% and 97%, respectively, for the applicable say-on-pay proposal, each of which is substantively similar to our current executive compensation program.

Executive Compensation Best Practices

We believe the following practices further align our executive compensation program with our stockholders’ interests:

Our Incentive Awards are “Capped”	Individual awards under our short- and long-term incentive plans in 2019 were “capped” at 150% of target and performance goals were set at levels high enough to encourage strong performance but still reasonably attainable to avoid encouraging the use of excessive financial leverage or taking of imprudent risks.
Stock Ownership Guidelines	We require our officers to own our common stock, including five times base salary for Mr. Hicks, four times base salary for Mr. Brandon and three times base salary for Mr. Dalrymple and Ms. Jacobs, to ensure that they maintain a significant stake in our long-term success. In addition, our Named Executive Officers have significant exposure to Alleghany through unvested performance shares and shares of restricted stock and restricted stock units, the value of which is tied to the market price of our common stock.
We Can “Claw Back” Compensation	We have in place a compensation clawback policy applicable to our Named Executive Officers to further discourage imprudent risk taking.
We Limit Perquisites to Insignificant Amounts	Our general practice is to not provide perquisites or other personal benefits to our Named Executive Officers. In 2019, no Named Executive Officer received more than $10,000 in perquisites or other personal benefits.
Independent Compensation Consultant	The Compensation Committee retains an independent compensation consulting firm which provides no other services to Alleghany.
No Stock Options	We do not grant stock options.
No Accelerated Vesting of Performance Shares Upon Termination or a Change-in-Control	Performance share and restricted stock awards under long-term incentive plans do not provide for accelerated vesting in the event of a termination of employment by Alleghany, other than on a pro-rated basis for performance shares based on Alleghany performance through year-end immediately preceding the date of termination in the event of a termination without cause.
Awards under our short- and long-term incentive plans do not provide for accelerated vesting or gross-ups upon a change-in-control.
No Hedging or Pledging of Stock	We have in place a policy applicable to our Named Executive Officers that prohibits them from hedging or pledging Alleghany securities they hold.

38     ALLEGHANY

EXECUTIVE COMPENSATION

Design and Structure of 2019 Executive Compensation

Our Business and Our Compensation Philosophy

●	Our executive compensation program is intended to provide competitive total compensation to each of Alleghany’s executive officers (set forth in the “Executive Overview” on pages 32 and 33 above), or the “Named Executive Officers,” that is aligned with the interests of our stockholders in increasing our common stockholders’ equity per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage and without taking imprudent risks. This approach enables us to manage risk to avoid loss of capital during periods of economic turmoil, which we believe creates maximum value for stockholders in the long term, even if it results in lower levels of capital appreciation during periods when economic conditions are more favorable.
●	Alleghany is managed by a small group of professionals consisting of four executive officers and 10 officers. This small team is responsible for overseeing, not operating, Alleghany’s subsidiaries and provides them with strategic guidance, sets risk parameters and ensures that management incentives are appropriate.
●	Alleghany’s extensive history and focus on its long-term legacy inform our culture, strategy and compensation. From a culture perspective, although we must offer competitive compensation, we do not seek to compete for executive talent solely on the basis of compensation.
●	Our collaborative, team-oriented culture is a key driver of retention. Our retention efforts, which include compensation aspects, result in parent-level employees with long tenures, which fits with our long-term financial results orientation.

Compensation Policies and Practices Relating to Risk Management

Risk analysis has always been part of our design and review of our group-wide executive incentive plans, and the Compensation Committee regularly monitors compensation policies, practices and outstanding awards to determine whether our risk management and incentive objectives are being met with respect to group-wide employee incentives. Our material risks include investment risk (debt and equity), as well as catastrophe losses and material mispricing of risk at our insurance and reinsurance subsidiaries. The Board’s and management’s risk oversight is discussed on page 19. The Compensation Committee does not believe that risks arising from our group-wide compensation policies and practices for our employees are reasonably likely to have a material adverse effect on Alleghany. In this regard, as discussed on page 38, our short- and long-term incentive plans are capped at individual levels so as not to incent imprudent risk taking to achieve outsized payouts. In addition, our officers are required to own a substantial amount of common stock to ensure that they maintain a significant stake in our long-term success, and we have in place a compensation clawback policy applicable to our officers to further discourage imprudent risk taking. Further, we do not grant stock options to officers as we do not wish to reward or penalize them for exogenous short-term market price movements. The management teams of our insurance and reinsurance subsidiaries are incented to write profitable business and have no incentives to grow premium volume by underpricing risk. The Compensation Committee seeks to set realistic incentive goals, monitors them in light of economic conditions and our strategy and risk appetite, and will consider appropriate adjustments in respect thereof in the event of any conflict between incentives and the Board’s strategy and risk appetite.

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EXECUTIVE COMPENSATION

Components of 2019 Compensation

2019 total direct compensation in aggregate for our year-end 2019 Named Executive Officers is summarized below.

Annual Compensation Component	Aggregate Amounts Involved	Key Features/Purpose
Salary	$3.2 million

Provides a fixed amount of cash compensation.

The Compensation Committee generally makes salary adjustments annually, based on salaries for the prior year, general inflation, individual performance and internal comparability considerations.

Annual Cash Incentives	$6.1 million

Provides a pay-for-performance component if Alleghany generates positive earnings, based on an evaluation of Alleghany’s performance and individual contributions, with individual awards “capped” at approximately 150% of target.

The Compensation Committee determines individual results for participants and payouts based on overall financial and operational performance of management.

Long-Term Equity-Based Incentives	$6.6 million

Performance Shares: Provides pay-for-performance component focused on achievement of longer-term financial objective of increasing common stockholders’ equity per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage and without taking imprudent risks. Individual performance share awards are “capped” at 150% of target.

Awards made in January 2019 pay out to participants as follows: 25% will be paid out based on a three-year performance period (January 1, 2019 to December 31, 2021); 50% will be paid out based on a four-year performance period (January 1, 2019 to December 31, 2022) and 25% will be paid out based on a five-year performance period (January 1, 2019 to December 31, 2023) all as based on the average annual compound growth in our book value per share during the applicable performance period, with growth at 7% paying out at target, growth at 9% paying out at maximum and growth below 5% paying zero.

$2.6 million

Restricted Stock Units: Grants of restricted stock units provide a retention element of total compensation while maintaining a focus on rewarding longer-term performance. The value of such awards depends on the market price of our common stock. The awards cliff-vest four years from the date of grant.

Aggregate Year-End 2019 NEO Direct Compensation Amount = $18.5 million

Set forth below in more detail is a description and analysis of each of these elements of our compensation program.

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Salary

We seek to pay salaries that are sufficiently competitive to attract and retain executive talent. The Compensation Committee generally makes salary adjustments annually, in consultation with its compensation consultant, based on salaries for the prior year, general inflation, individual performance and internal comparability considerations. The following actions were taken with respect to 2019 salaries for our Named Executive Officers:

	2019 and 2018 Salary ($)	Rationale
Mr. Hicks	$1,075,000	4% increase reflecting 2018 contributions and continued emphasis on performance-linked compensation.
	$1,030,000
Mr. Brandon	$910,000	4% increase reflecting 2018 contributions and continued emphasis on performance-linked compensation.
	$875,000
Mr. Dalrymple	$720,000	4% increase reflecting 2018 contributions and continued emphasis on performance-linked compensation.
	$690,000
Ms. Jacobs(1)	$500,000(2)	33% increase reflecting Ms. Jacobs’ promotion to Senior Vice President and chief financial officer in July 2019.
	$375,000
Mr. Sennott(3)	$720,000	4% increase reflecting 2018 contributions and continued emphasis on performance-linked compensation.
	$690,000
(1)	Ms. Jacobs was appointed Senior Vice President and chief financial officer of Alleghany effective July 1, 2019.
(2)	Ms. Jacobs’ 2019 annual salary increased from $400,000 to $500,000 effective July 1, 2019.
(3)	Mr. Sennott resigned from his position as Senior Vice President and chief financial officer of Alleghany effective July 1, 2019 in connection with his appointment as President and Chief Executive Officer of CapSpecialty.

Annual Cash Incentive Compensation

We generally pay annual cash incentives to our Named Executive Officers under the 2015 Management Incentive Plan, or the “2015 MIP.” The intent of these annual cash incentive awards is to provide a pay-for-performance element for the achievement of Alleghany’s shorter-term objectives.

In making 2019 awards under the 2015 MIP, the Compensation Committee recognized that, given the nature of Alleghany’s business and long-term approach, evaluating how Alleghany achieves shorter-term objectives can be a subjective process, but believed the subjectivity is mitigated by the fact that these 2019 annual cash incentive awards were subject to two meaningful limitations. First, no payout to any Named Executive Officer could exceed the amount of the executive’s maximum annual incentive opportunity set at the beginning of 2019, resulting in an approximate $3.2 million maximum award opportunity for Mr. Hicks and an aggregate maximum award opportunity of approximately $6.1 million for our Named Executive Officers as a group (excluding Mr. Sennott who no longer participated in the 2019 Incentive Pool (as defined below) upon his resignation as a Named Executive Officer in July 2019). Second, funding of the 2019 Incentive Pool Amount is limited to a specified level of earnings produced by management in 2019. To the extent the funding of the 2019 Incentive Pool Amount had been less than the aggregate maximum award amount of approximately $6.1 million for our Named Executive Officers as a group, a pro-rata reduction of individual award amounts would have occurred. To the extent that Alleghany had a loss for 2019, no payout would have been made under the 2015 MIP. In sum, payouts under the 2015 MIP for 2019 performance are the lesser of (i) the 2019 Incentive Pool Amount and (ii) the maximum opportunity for management (as may be reduced by the Compensation Committee for individual performance).

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EXECUTIVE COMPENSATION

Process

The Compensation Committee makes annual incentive awards for the upcoming year and determines each Named Executive Officer’s appropriate target amount in January of that year after evaluating projected earnings for the prior year. 2019 target annual incentive awards and maximum incentive opportunities were as follows:

	2019 Salary ($)	Target Opportunity ($/%)		Maximum Opportunity ($)(1)
Mr. Hicks	$1,075,000	$2,150,000	(200%)	$3,225,000
Mr. Brandon	910,000	1,213,000	(133%)	1,820,000
Mr. Dalrymple	720,000	480,000	(67%)	720,000
Ms. Jacobs(2)	500,000	247,000	(49%)	370,000
Mr. Sennott(3)	720,000	480,000	(67%)	720,000
Totals	$3,925,000	$4,570,000		$6,855,000
(1)	The maximum opportunity percentage for each respective Named Executive Officer is approximately 150% of such Named Executive Officer’s target award.
(2)	Ms. Jacobs’ 2019 salary and annual incentive opportunity were adjusted upward in connection with her appointment as Senior Vice President and chief financial officer of Alleghany effective July 1, 2019.
(3)	Mr. Sennott resigned from his position as Senior Vice President and chief financial officer of Alleghany effective July 1, 2019 in connection with his appointment as President and Chief Executive Officer of CapSpecialty and as a result ceased to participate in the 2015 MIP for 2019.

The differing target awards as a percentage of salary reflect the Compensation Committee’s determinations of appropriate levels and mix of compensation components, taking into account varying levels of responsibility, internal comparability, the implicit impact of the various Named Executive Officer levels on the accomplishment of Alleghany’s financial, strategic and operational objectives and competitive considerations. For 2019 annual incentive awards, the opportunities for each of our Named Executive Officers, expressed as a percentage of salary, were the same as those set forth above for 2018, except for Ms. Jacobs whose opportunity at target was increased in connection with her promotion to Senior Vice President and chief financial officer in July 2019.

Payout of awards is tied to the achievement of a specified financial performance objective, subject to reduction in respect of Alleghany performance and/or individual performance. The financial performance objective is set in January, after evaluating projected earnings for 2019 and determining each Named Executive Officer’s appropriate target opportunity amount. With respect to individual performance objectives, each of our Named Executive Officers submits individual objectives for the coming year, with Mr. Hicks submitting his to the Board and the other Named Executive Officers submitting their individual objectives to Mr. Hicks. These objectives are in addition to the core responsibilities of our Named Executive Officers. Status updates on the achievement of such individual objectives and performance of core responsibilities are given through the year by each Named Executive Officer, culminating in a final report made in advance of payout determinations made by the Board and Compensation Committee at the beginning of the following year. In this regard, Mr. Hicks provides a self-evaluation to the Board of his performance against objectives during the year and the other Named Executive Officers provide Mr. Hicks with the same, which Mr. Hicks then reviews with the Compensation Committee.

Financial Performance Objective

The 2019 financial performance goal established by the Compensation Committee for annual incentive awards to our Named Executive Officers was based on a funding approach, which was capped at an amount equal to 3% of 2019 earnings before income taxes, as reported in Alleghany’s audited financial statements, as adjusted, or the “2019 Incentive Pool Amount,” to:

●	exclude effects of accounting changes, charges for goodwill or intangibles impairment (including other than temporary impairment charges);
●	exclude expenses incurred in connection with actual and potential acquisitions; and
●	deduct from 2019 earnings a rolling four-year (2015-2018) average of catastrophe losses at RSUI, our principal insurance subsidiary, and TransRe, our principal reinsurance subsidiary, instead of actual 2019 catastrophe losses at RSUI and TransRe.

With respect to catastrophe losses, RSUI’s 2015-2018 catastrophe average, or the “RSUI CAT Average,” was $108.9 million compared with 2019 actual catastrophe losses of $82.8 million, net of prior year development and reinsurance reinstatement premiums. TransRe’s 2015-2018 catastrophe average, or the “TransRe CAT Average,” was $271.6 million compared with 2019

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actual catastrophe losses of $262.9 million, net of prior year development and reinsurance reinstatement premiums. The use of the RSUI CAT Average and TransRe CAT Average rather than the actual amount of their respective 2019 catastrophe losses was based upon the Compensation Committee’s acknowledgement that RSUI and TransRe are significant writers of catastrophe exposed property (re)insurance and that management cannot predict the occurrence or severity of catastrophe losses in any particular year. Using a four-year average recognizes that catastrophe losses are a cost of doing business and accounts for them in a manner consistent with Alleghany’s focus on long-term performance. In this regard, actual catastrophe losses impact funding calculations for annual incentive pools during the four-year averaging period in which they are included. A year in which Alleghany experiences significant catastrophe losses, such as it did during 2018 and 2019, will impact MIP annual incentive pool funding for the subsequent four years, holding management fully accountable for such catastrophe losses.

Individual Performance Objectives

In January 2019, Mr. Hicks provided to the Board, and Mr. Brandon and Mr. Dalrymple provided Mr. Hicks, their 2019 objectives that were in addition to performance of their core responsibilities. In the case of Ms. Jacobs who became a Named Executive Officer in July 2019, she submitted second-half 2019 priorities to Mr. Hicks at such time. The core responsibilities and 2019 objectives for Messrs. Hicks, Brandon and Dalrymple and Ms. Jacobs included the following:

Weston M. Hicks
CORE RESPONSIBILITIES
●	Building long-term stockholder value, reported and measured regularly
●	Consolidated 2019 financial results
●	Ultimate responsibility for reinsurance and insurance subsidiary underwriting performance
●	Ultimate responsibility for equity and fixed income portfolio investment performance
●	Management development at parent and subsidiaries
2019 OBJECTIVES
●	Ensure that (re)insurance subsidiaries maintain underwriting discipline
●	Consider strategic alternatives at the parent and subsidiary levels
●	Oversee the continued development of Alleghany Capital, including acquisitions at an attractive price
●	Manage corporate equity investment portfolio for attractive long-term total returns

Joseph P. Brandon
CORE RESPONSIBILITIES
●	Primary operational oversight of Alleghany’s reinsurance and insurance subsidiaries
●	Ensure that each insurance subsidiary meets its 2019 business plan
●	Oversee the operations of TransRe from a parent-level and stockholder perspective as Chairman of TransRe’s Board of Directors
●	Assist the CEO with the strategic development of Alleghany and its insurance and reinsurance subsidiaries
2019 OBJECTIVES
●	Analyze and implement potential tail-risk tolerances at (re)insurance subsidiaries
●	Work with (re)insurance subsidiaries in potential capital efficiency improvements
●	Analyze and lead on specific 2019 potential (re)insurance acquisition or investment opportunities
●	Work with (re)insurance subsidiary management to refocus/redesign long-term incentive plans

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EXECUTIVE COMPENSATION

Christopher K. Dalrymple
CORE RESPONSIBILITIES
●	Oversee management of all legal issues at parent and subsidiaries, including transactional, litigation and regulatory
●	Oversee corporate governance and secretarial functions
●	Oversee SEC disclosure reports
●	Oversee legal costs at parent and subsidiaries
2019 OBJECTIVES
●	Organize and assist Board with 2019 corporate governance developments
●	Execute on plan to address environmental, social and governance, or “ESG,” matters
●	Work with CEO and Compensation Committee to consider possible revisions to executive compensation program
●	Oversee legal and human resources integration of Alleghany Capital, Concord Hospitality and Hirschfield Industries acquisitions

Kerry J. Jacobs
CORE RESPONSIBILITIES
●	Principal financial officer responsible for the fair and accurate presentation of the financial results
●	Oversight of Alleghany financial function and maintenance of control environment
●	Responsible for capital management and annual strategic planning efforts
●	Responsible for rating agency relationships and management
2019 OBJECTIVES
●	Organize and plan Ms. Jacobs’ initial CFO conference
●	Transition work with respect to leadership changes
●	Work on possible intercompany debt facility
●	Review subsidiary capital management efficiency

In connection with his resignation from Alleghany to become President and Chief Executive Officer of CapSpecialty, Mr. Sennott entered into an employment agreement with CapSpecialty providing for a target annual cash bonus set at 100% of salary ($650,000) pro-rated for 2019 to $325,000, subject to performance, and ceased to participate in the 2015 MIP for 2019. Additional information regarding Mr. Sennott’s agreements and arrangements in connection with such transition can be found on pages 56 to 58.

Payouts with Respect to 2019 Performance

Based on our 2019 financial results, the 2019 Incentive Pool Funding Amount was approximately $33.3 million, so that Messrs. Hicks, Brandon and Dalrymple and Ms. Jacobs were eligible to receive maximum payout in February 2020 of their 2019 incentive opportunities, aggregating to approximately $6.1 million, under the 2015 MIP based on achievement of the financial performance goal, subject to reduction for individual performance.

At its meeting on February 19, 2020, the Compensation Committee evaluated Alleghany’s overall corporate performance and the individual performance of Mr. Hicks and determined to make a payout to him of his 2019 annual incentive opportunity at $3,225,000, representing his maximum opportunity. In making this determination, the Compensation Committee recognized Alleghany’s outstanding operating results in 2019, along with Mr. Hicks’s achievement of his other objectives. In this regard, the Compensation Committee took note of the following:

●	a 15.8% increase in common stockholders’ equity per share in 2019, representing the highest annual increase in twenty years;
●	1.6% outperformance by Alleghany’s actively-managed equity portfolio of the S&P 500 for 2019, with Mr. Hicks directly responsible for managing such portfolio;
●	$857.8 million of net earnings in 2019, Alleghany’s highest ever, primarily driven by a $709.7 million increase in the value of Alleghany’s equity portfolio in 2019;

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●	earnings per diluted share and adjusted earnings per diluted share of $59.39 and $23.77, respectively, for 2019, compared with earnings per diluted share and adjusted earnings per diluted share of $2.62 and $16.13, respectively, for 2018;
●	a consolidated net pre-tax underwriting profit of $33.0 million in 2019, despite significant catastrophe losses in the year;
●	a 45% increase in noninsurance revenue in 2019, with record earnings and double-digit return on invested capital at Alleghany Capital; and
●	completion by Alleghany Capital platform companies of several, complementary, bolt-on acquisitions.

The Compensation Committee’s determination to pay Mr. Hicks his maximum annual incentive opportunity for 2019 compares with a determination to pay Mr. Hicks his annual incentive opportunity for (i) 2018 at 105.0% of target and 70% of maximum and (ii) 2017 at 112.5% of target and 75% of maximum.

Regarding annual incentive payouts for 2019 for the other Named Executive Officers, the Compensation Committee considered their respective contributions to the operational achievements set forth above, along with Mr. Hicks’s recommendation regarding achievement of their individual performance objectives. After consideration, the Compensation Committee authorized payouts of 2019 annual bonus opportunities at maximum to Mr. Brandon, Mr. Dalrymple and Ms. Jacobs for an aggregate payout to them in the amount of approximately $2.9 million. At a meeting of the CapSpecialty Compensation Committee on February 4, 2020, the CapSpecialty Compensation Committee approved a cash bonus to Mr. Sennott of approximately $163,000 for performance in 2019, or 50% of his pro-rated target opportunity for 2019.

Long-Term Equity-Based Incentive Compensation

In 2019, we made awards of long-term incentive compensation to our Named Executive Officers under the 2017 Long-Term Incentive Plan, or the “2017 LTIP.” Historically, long-term incentive awards have been made primarily in the form of performance shares and, in certain cases, shares of restricted stock and restricted stock units. Awards of performance shares under the 2017 LTIP are intended to provide a pay-for-performance component of compensation based upon the achievement of longer-term financial objectives focused on growth in common stockholders’ equity per share. Awards of restricted stock or restricted stock units under the 2017 LTIP are intended to provide a retention component of compensation, the value of which is tied to the market price of our common stock.

General Philosophy

Since 2003, performance share payouts have been based on management’s ability to grow common stockholders’ equity per share relative to Alleghany’s cost of equity capital, an approach we believe aligns executive compensation with the returns provided to Alleghany’s long-term owners. If Alleghany suffers a decline in common stockholders’ equity per share in any one year, it

(i)	negatively impacts all outstanding performance share awards;
(ii)	reduces or eliminates the number of performance shares that are paid out; and
(iii)	because the stock price is likely to be lower than it would have been without a decline in common stockholders’ equity in that one year, the dollar value of any shares earned is reduced even further.

With respect to our focus on common stockholders’ equity per share as the metric for performance share awards, we continue to believe that this metric is the most appropriate yardstick against which management’s performance should be measured. Over long periods of time (a decade or more), Alleghany’s stock price has tended to grow at the same rate as the growth rate of its common stockholders’ equity per share. Over shorter time-periods, however, the two can move in very different directions, due to general market sentiment and changes in investor expectations about the future relative growth rate of Alleghany’s common stockholders’ equity per share compared to other alternatives in the stock market. Although we provide a substantial percentage of compensation to our executive officers through stock-based vehicles, we do not believe in linking the number of performance shares earned to stock price performance, or reducing the number of performance shares earned in the event that the stock price performance is negative.

We see three primary issues with using stock price as a specific performance metric in incentive plans. First, a company’s stock price may move up or down over short periods of time (less than five years) due to cyclical trends in its industry, changes in investor preferences or other reasons that are unrelated to a company’s performance. Second, a company’s risk profile may not be adequately tested over short periods of time. If a stockholder invests in a company for long-term growth in capital, it is imperative that the company not suffer a permanent loss. Management in an insurance or reinsurance holding company can produce what may appear to be good short-term results, either by encouraging premium growth through more aggressive pricing

2020 PROXY STATEMENT     45

EXECUTIVE COMPENSATION

or taking more “tail risk” in its operations. The negative effects of such actions may not show up over short periods of time, but time is the enemy of the imprudent risk taker. Eventually companies are tested, and it is only then that a stockholder finds out how well management has controlled risk. Third, extreme stock market moves can produce perverse results, even if measured on a relative basis. A stock market bubble can reward management when an increasing share price overcomes the impact of poor financial performance. Similarly, a stock market crash can penalize management when excellent financial performance is masked by share price declines unrelated to the company. Relative performance can be impacted by short-term volatility more so than steady, long-term results.

2019 Long-Term Incentive Awards Structure

After reviewing and discussing analyses at its 2018 meetings and January 2019 meeting, the Compensation Committee determined that Alleghany’s long-term incentive program was generally well-structured and suited to support the strategic objective of growing common stockholders’ equity per share 7-10% over the long-term without taking imprudent risks. The Compensation Committee did determine to refine its approach to long-term incentives with respect to certain aspects of 2019 awards.

First, historically, Mr. Hicks’s and Mr. Brandon’s long-term incentive opportunities were denominated solely in performance shares while such opportunities for Mr. Sennott and Mr. Dalrymple were divided two-thirds in performance shares and one-third in time-based restricted stock units. The opportunity for Ms. Jacobs was divided 75% in time-based restricted stock units and 25% in performance shares. For 2019, Mr. Hicks’s and Mr. Brandon’s long-term incentive opportunities were divided 75% in performance shares and 25% in restricted stock units. This change was made in order to help further balance risk in our long-term incentive program and maintain a focus on rewarding longer-term performance. In making this decision, the Compensation Committee also considered factors including peer group and general industry market practice, as well as grant practices for other members of Alleghany management.

Second, historically, payouts of performance share awards were based solely on the growth in common stockholders’ equity per share over a single four-year performance period. The Compensation Committee determined to adjust the 2019 awards (outstanding awards were not adjusted) so that performance periods were staggered as follows:

●	25% will be paid out based on a three-year performance period (January 1, 2019 to December 31, 2021);
●	50% will be paid out based on a four-year performance period (January 1, 2019 to December 31, 2022); and
●	25% will be paid out based on a five-year performance period (January 1, 2019 to December 31, 2023).

This staggered payout schedule avoids the “cliff effect” at the end of any particular four-year award period which can, in certain circumstances, turn a long-term plan into a short-term plan and incent unwanted behavior. Payouts for each performance period are distinct and separately calculated and no unearned performance shares will be carried over to a later performance period.

To illustrate, assuming a $1.0 million aggregate grant of performance shares on January 2019, the following table shows payout amounts assuming varying average annual compound growth in book value per share during the applicable performance period:

Performance Period	Opportunity Allocation	Average Annual Compound Growth in BVPS	Payout Percentage	Payout ($)
1/1/2019 – 12/31/2021	$250,000	7.0%	100%	$250,000
1/1/2020 – 12/31/2022	$500,000	4.9%	0%	$0
1/1/2021 – 12/31/2023	$250,000	9.0%	150%	$375,000

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2019 Long-Term Incentive Award Opportunities

For 2019 awards under the 2017 LTIP, the Compensation Committee based the number of performance shares and restricted stock units awarded to each Named Executive Officer upon a percentage of such officer’s 2019 salary (as determined by the Compensation Committee) divided by the average closing price of common stock for the 30-day period prior to the mailing of material for the meeting of the Compensation Committee at which such awards were made. Such percentages of 2019 salary were as follows:

Name	2019 Salary	Total Award as % of Salary	Total Award ($)	Performance Share Award ($)	RSU Award ($)
W.M. Hicks	$1,075,000	460%	$4,945,000	$3,708,750	$1,236,250
J.P. Brandon	910,000	300%	2,730,000	2,047,500	682,500
C.K. Dalrymple	720,000	150%	1,080,000	720,000	360,000
K.J. Jacobs	500,000	100%	500,000	120,000	380,000
J.L. Sennott	720,000	150%	1,080,000	720,000	360,000

The differing target awards as a percentage of salary reflect the Compensation Committee’s determinations of appropriate levels and mix of compensation components, taking into account varying levels of responsibility, internal comparability, the implicit impact of the various Named Executive Officers on the accomplishment of Alleghany’s financial, strategic and operational objectives, and competitive considerations. With respect to Mr. Hicks in particular, his 2019 award reflected the Compensation Committee’s determination to tie Mr. Hicks’s compensation closely to Alleghany’s financial performance and its views of the challenge of meeting the financial performance goals for the applicable award periods in light of the current interest rate and (re)insurance market environments. For 2019 awards under the 2017 LTIP, the total award opportunities for each of our Named Executive Officers, expressed as a percentage of salary, were the same as those set forth above for 2018, except for Ms. Jacobs, whose percentage opportunity increased to 100% of salary from 60% of salary in connection with her promotion to Senior Vice President and chief financial officer on July 1, 2019.

Performance Shares

In making performance share awards for the 2019-2021, 2019-2022 and 2019-2023 award periods, the Compensation Committee considered:

●	Alleghany’s financial objective in the current economic environment of growing common stockholders’ equity per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage or taking imprudent risks;
●	the prevailing financial and economic conditions and uncertainties;
●	the alignment of performance goals with Alleghany’s near-term strategy, with a particular emphasis on maintaining Alleghany’s financial strength;
●	its desire to set performance goals at levels high enough to encourage strong performance but still reasonably attainable to avoid encouraging the use of excessive financial leverage or taking of imprudent risks; and
●	the current 10-year U.S. Treasury rates and equity risk premiums adjusted for Alleghany’s estimated stock volatility relative to the market.

Taking into account such conditions, the Compensation Committee set the following performance goals for the performance share award periods:

●	maximum payouts at 150% of the value of one share of common stock on the payout date for average annual compound growth in our Book Value Per Share (as defined by the Compensation Committee pursuant to the 2017 LTIP) of 9% or more during the applicable three, four and five-year award period ending December 31, 2021, December 31, 2022 and December 31, 2023, as adjusted for stock dividends;
●	target payouts at 100% of the value of one share of common stock on the payout date if such growth equals 7%, and payouts at 50% of the value of one share of common stock on the payout date if such growth equals 5%, with payouts for growth between the foregoing levels to be determined by straight line interpolation; and
●	no payouts if such growth is less than 5%.

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EXECUTIVE COMPENSATION

Average Annual Compound Growth in our Book Value Per Share
(during the applicable three-, four- and five-year award period ending
December 31, 2021, December 31, 2022 and December 31, 2023)

The Compensation Committee believed that the above payout thresholds would continue to be challenging to meet, particularly in light of slow economic growth, a prolonged period of very low interest rates when a significant portion of Alleghany’s (re)insurance subsidiary investment assets are required to be held in high-quality fixed income securities, relatively high current valuations in equity markets and the imperative to maintain underwriting discipline, even if it means shrinking top-line growth, in the continuing extremely competitive reinsurance and insurance markets due to an abundance of both traditional and new alternative underwriting capacity.

Restricted Stock Units

With respect to restricted stock units awarded to the Named Executive Officers, such awards will cliff-vest four years from date of grant, assuming continued employment by the applicable Named Executive Officer through the vesting date.

Other Compensation

Perquisites

Our general practice is to not provide perquisites or other personal benefits to our Named Executive Officers. In 2019, no Named Executive Officer received more than $10,000 in perquisites or other personal benefits.

Deferred Compensation Plan

We credit an amount equal to 15% of a Named Executive Officer’s base salary to the Deferred Compensation Plan each year. Entitlement to this savings benefit is not based on performance. As it is our intention that a significant portion of compensation for our Named Executive Officers be contingent on performance objectives, the savings benefit offered by the Deferred Compensation Plan provides a stable component of total compensation. In addition, the Deferred Compensation Plan permits our Named Executive Officers to elect to defer the receipt, and thus the taxation, of all or part of their base salary and their annual cash bonus. A participant may choose to have savings benefit credit amounts and deferred salary and bonus amounts either credited with interest, treated as though invested in our common stock or increased or decreased by an amount proportionate to the growth or decline in our stockholders’ equity per share.

Retirement Plan

Prior to its termination in December 2019, retirement benefits for certain of our Named Executive Officers were provided under the Retirement Plan. The Retirement Plan had been frozen since December 2013 and thus was closed to new participants and no additional benefits for existing participants accrued after such date.

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Compensation Committee Process

Compensation Determination Timetable

General Setting of Salary and Incentive Awards

Salary adjustments for the coming year and new incentive awards are generally made annually by the Compensation Committee at its regularly scheduled January meeting or meetings. At its meeting in January 2019, the Compensation Committee determined 2019 salaries, 2019 annual incentive award opportunities and 2019 long-term incentive awards for all of the Named Executive Officers, with Ms. Jacobs’ compensation adjusted in July 2019 in connection with her promotion to Senior Vice President and chief financial officer. This meeting followed the January 2019 Board meeting, at which the Board reviewed and discussed:

●	an evaluation of preliminary 2018 financial results for Alleghany;
●	an evaluation of Mr. Hicks’s 2018 performance and priorities for 2019;
●	a report by Mr. Hicks on management succession and development throughout Alleghany;
●	the recommendation of Mr. Hicks regarding the individual performance of each Named Executive Officer; and
●	Alleghany’s projections and plan for 2019 through 2021.

Setting of Mr. Hicks’s 2019 Compensation

In determining Mr. Hicks’s 2019 compensation, the Compensation Committee at its January 2019 meeting reviewed Mr. Hicks’s 2018 performance and 2019 priorities, as well as all components of Mr. Hicks’s 2018 compensation, including annual salary, annual cash incentive compensation in respect of 2018, outstanding performance share awards, values of previous awards of restricted stock and benefits under Alleghany’s Deferred Compensation Plan, Alleghany’s medical, long-term disability and other employee welfare plans and the freezing of the Retirement Plan at year-end 2013. After this review and the Compensation Committee’s consideration of input from its compensation consultant, the Committee determined to (i) increase Mr. Hicks’s 2019 salary by approximately 4% to $1,075,000 from $1,030,000, (ii) maintain his target annual incentive opportunity at 200% of salary and (iii) maintain his total target long-term incentive opportunity at 460% of salary with 75% of such total award denominated in performance shares and 25% in restricted stock units. These determinations reflected the Compensation Committee’s consideration of internal comparability factors, its assessment of Mr. Hicks’s superior performance over a long-term period and its emphasis on tying increases in Mr. Hicks’s compensation substantially to performance-based components.

Payouts of Awards in Respect of 2019 Performance

The Compensation Committee generally determines the payout of awards for prior performance periods at a meeting in late February, upon the completion of the year-end audit of prior year financial statements. With respect to 2019, the Compensation Committee determined payouts to the Named Executive Officers, including Mr. Hicks, of 2019 annual incentive awards and 2016-2019 long-term incentive awards at its February 19, 2020 meeting. Annual incentive payout determinations were based on Board and Compensation Committee discussions and determinations regarding Alleghany’s financial performance for 2019 and applicable award periods, an evaluation of Mr. Hicks’s 2019 performance and the recommendation of Mr. Hicks regarding the individual performance of the other Named Executive Officers. With respect to the 2016-2019 long-term incentive awards, payouts were made at approximately 91% of target.

Compensation Committee Advisors and Services

The Compensation Committee retained Semler Brossy Consulting Group, LLC, or “Semler Brossy,” as a compensation consultant commencing in June 2018 to assist the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of Alleghany executive compensation, executive compensation program design matters, market trends and technical considerations. In 2019, the Compensation Committee reviewed and assessed Semler Brossy’s independence as a firm and the individuals providing advice to the Compensation Committee and determined that the firm and the relevant individual advisors continued to be independent.

The nature and scope of services that Semler Brossy provides to the Compensation Committee include the following: competitive market compensation analyses; assistance with the redesign of any director or management compensation or benefit programs as necessary or requested; assistance with respect to analyzing the impact of regulatory and/or accounting developments on our

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compensation plans and programs and preparation for and attendance at selected Compensation Committee meetings. Semler Brossy is also available to advise the Compensation Committee and management on various executive compensation matters involving our operating subsidiaries. The Chairman of the Compensation Committee reviews and approves all services provided by Semler Brossy and fees to be paid by Alleghany to Semler Brossy.

As part of its review of the Company’s executive compensation program, the Compensation Committee has been advised by Semler Brossy as to a peer group of companies that might compete with us for executive talent to be used for market comparison purposes. Although we do not seek to set our executive compensation primarily based on any benchmarks or peer group, we believe that information regarding pay levels and practices at other companies is nevertheless useful in two respects. First, we recognize that our compensation levels and practices must be competitive in the marketplace. Second, independent marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. In this regard, in considering compensation for the Named Executive Officers, the Compensation Committee considered comparative market data from the following peer companies identified by Semler Brossy:

Arch Capital Group Ltd.	Markel Corporation	The Hartford Financial Services
Axis Capital Holdings Limited	Old Republic International Corporation	Group, Inc.
Cincinnati Financial Corporation	Reinsurance Group of America, Inc.	White Mountains Insurance
CNA Financial Corporation	RenaissanceRe Holdings Ltd.	Group, Ltd.
Everest Re Group, Ltd.	The Hanover Insurance Group, Inc.	W.R. Berkley Corporation

This peer group was developed to reflect publicly traded companies that generally as a group (i) approximate our scope of business and that of our subsidiaries, including revenue and market capitalization, (ii) are similar to us in the importance to their business of capital allocation, investments and risk management, (iii) compete with us for a comparable pool of executive talent and (iv) reflect our global presence. The peer companies identified by Semler Brossy in 2019 were the same ones used by Semler Brossy in 2018 with the exception of Validus Holdings Ltd. and XL Group Ltd., which entered into strategic transactions in 2019.

Advisory Vote on Executive Compensation

Consistent with the Board’s recommendation and the non-binding stockholder vote at the 2017 Annual Meeting of Stockholders, Alleghany holds a stockholder advisory vote on executive compensation, commonly referred to as “say-on-pay,” every year. The Compensation Committee monitors the results of Alleghany’s “say-on-pay” proposal and related stockholder feedback when evaluating the effectiveness of Alleghany’s compensation policies and disclosures, particularly in the event of a negative vote or significant change in the percentage of favorable votes with regard to such proposal. Alleghany also actively engages with its significant stockholders to gauge their opinions on a range of topics, including executive compensation. We view this as an important opportunity to develop broader relationships with key investors over the long term and to engage in open dialogue on compensation and governance related issues.

At our Annual Meeting of Stockholders in April 2019, we received strong support for our executive compensation program, with approximately 96% stockholder approval of our say-on-pay proposal. For the Annual Meetings of Stockholders in 2018, 2017, 2016 and 2015, we received approximately 98%, 97%, 96% and 97%, respectively, for the applicable say-on-pay proposal, each of which is substantively similar to our current executive compensation program. When setting compensation for 2020, the Compensation Committee considered both the level of voting support from our stockholders on our say-on-pay vote, as well as stockholder feedback and Semler Brossy’s observations when evaluating our executive compensation plans and determined that no material changes to the Alleghany’s executive compensation program were warranted. The Compensation Committee will continue to review the design of the executive compensation program in light of future “say-on-pay” votes, developments in executive compensation and Alleghany’s pay-for-performance philosophy to ensure that the executive compensation program continues to serve the best interests of Alleghany and its stockholders.

Other Items

Financial Statement Restatements

It is our Board’s policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive negative adjustments to any cash or equity-based incentive compensation awarded or paid to any of our officers where the award or payment was predicated upon the achievement of performance goals that were

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subsequently restated or otherwise adjusted in a manner that would reduce the size of any such award or payment. In this regard, the Compensation Committee is authorized to have Alleghany seek to recover any amount the Compensation Committee determines was inappropriately received by any officer.

Hedging and Pledging Policies

We maintain a policy on insider trading and compliance that prohibits our officers from directly or indirectly purchasing or using financial instruments that are designed to hedge or offset any decrease in the market value of Alleghany securities they own. In addition, under such policy, officers are prohibited from pledging Alleghany securities as collateral.

Executive Officer Stock Ownership Guidelines

We expect our executive officers to achieve ownership of our common stock having an aggregate value (based upon the higher of market value or book value) equal to a multiple of base salary, as follows: for our President and chief executive officer, the multiple is five times base salary; for our Executive Vice President, the multiple is four times base salary; for our Senior Vice Presidents, the multiple is three times base salary and for our Vice Presidents, the multiple is one times base salary. We expect our executive officers to retain 75% of the shares of common stock (net of taxes) paid out to them under our long-term incentive plans until they achieve their applicable ownership levels, and they are expected to maintain such levels thereafter.

Tax Considerations

The Tax Cuts and Jobs Act of 2017, or the “TCJA,” substantially modified Section 162(m) of Internal Revenue Code of 1986, as amended, or the “Code,” and, among other things, eliminated the performance-based exception to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to the Named Executive Officers in excess of $1 million will generally be nondeductible, regardless of whether it is performance-based. In addition, beginning in 2018, the executive officers subject to Section 162(m), or the “Covered Employees,” include any individual who served as the chief executive officer or chief financial officer at any time during the taxable year and the three other most highly compensated officers (other than the chief executive officer and chief financial officer) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

The TCJA includes a transition rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. To the extent applicable to existing contracts and awards, the Compensation Committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. Moreover, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the Company, the Compensation Committee does not limit its actions with respect to executive compensation to preserve deductibility under Section 162(m) if the Compensation Committee determines that doing so is in the best interests of Alleghany.

Compensation Committee Report

The Compensation Committee has met to review and discuss with Alleghany’s management the specific disclosure contained under the heading “Compensation Discussion and Analysis” beginning on page 32. Based on its review and discussions with management regarding such disclosure, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Alleghany’s Annual Report on Form 10-K for the year ended December 31, 2019.

RAYMOND L.M. WONG
IAN H. CHIPPENDALE
WILLIAM K. LAVIN
PHILLIP M. MARTINEAU
LAUREN M. TYLER
Compensation Committee of the Board of Directors

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Executive Compensation Tables

The information under this heading relates to the compensation of our Named Executive Officers during 2019, 2018 and 2017.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total(5)
Weston M. Hicks President and chief executive officer	2019	$1,075,000		—	$4,998,620	$3,225,000	$4,517,163	$177,279	$13,993,062
	2018	1,030,000		—	4,767,823	2,163,000	—	168,529	8,129,352
	2017	1,000,000		—	4,574,824	2,137,500	1,844,203	163,287	9,719,814
Joseph P. Brandon Executive Vice President	2019	910,000		—	2,759,713	1,820,000	398,871	146,814	6,035,398
	2018	875,000		—	2,828,591	1,750,000	—	140,858	5,594,449
	2017	850,000		—	2,591,832	1,275,000	137,703	136,930	4,991,465
Christopher K. Dalrymple Senior Vice President, General Counsel and Secretary	2019	720,000		—	1,091,653	720,000	1,550,183	114,410	4,196,246
	2018	690,000		—	1,114,654	690,000	—	109,719	2,604,373
	2017	670,000		—	1,021,634	502,000	416,635	106,674	2,716,943
Kerry J. Jacobs(6) Senior Vice President and chief financial officer (effective July 1, 2019)	2019	450,000	(7)		498,977	370,000	—	70,418	1,389,395
John L. Sennott, Jr.(8) Senior Vice President and chief financial officer (until July 1, 2019)	2019	685,000		35,000	8,022,611	162,945	—	63,105	8,968,661
	2018	690,000		—	1,114,654	690,000	—	110,224	2,604,878
	2017	670,000		—	1,021,634	502,000	—	107,135	2,300,769
(1)	The amounts in this column include the grant date fair value, including adjustments for dividends credited to such awards, of (i) performance shares granted to the Named Executive Officers listed below under the 2012 LTIP and 2017 LTIP, computed in accordance with ACS 718. The grant date fair value of such performance shares, assuming payouts at maximum, is as follows:

Name	2019	2018	2017
Mr. Hicks	$5,623,216	$7,152,330	$6,862,236
Mr. Brandon	3,104,445	4,243,199	3,888,052
Mr. Dalrymple	1,091,653	1,114,654	1,021,634
Ms. Jacobs	181,633
Mr. Sennott	1,091,653	1,114,654	1,021,634

and (ii) grant date fair value of restricted stock units awarded to them under the 2012 and 2017 LTIPs as follows:

Name	2019	2018	2017
Mr. Hicks	$1,249,809	—	—
Mr. Brandon	690,083	—	—
Mr. Dalrymple	363,884	371,343	340,342
Ms. Jacobs	377,888
Mr. Sennott	1,121,889	371,343	340,342

For Mr. Sennott, amounts also include the grant date fair value of 156,250 shares of restricted stock of CapSpecialty. 136,719 of such shares are performance-based vesting shares and 19,531 are time-based vesting shares, with a grant date fair value of $1,543,144. The grant date fair value of the performance-based vesting shares, assuming a payout at maximum, is $10,802,168. Additional information regarding these awards and other arrangements and agreements entered into in connection with Mr. Sennott’s transition to CapSpecialty are set forth in pages 56 to 58 herein.

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For information on the valuation assumptions used in all of the computations set forth in this column and footnote, see Note 14 to our consolidated financial statements included in the Form 10-K.
(2)	Represents cash incentive earned pursuant to awards under the 2015 MIP, except for Mr. Sennott whose award was paid under the CapSpecialty 2019 Annual Incentive Plan.
(3)	Reflects change in actuarial present value of pension benefits during 2019, 2018 and 2017. For Ms. Jacobs and Mr. Sennott, reflects that neither is a participant in the Retirement Plan. The amounts for 2019 reflect the termination of the Retirement Plan in December 2019 as well as other external variables, such as interest rates, that are not related to Alleghany performance. The actual change in pension value in 2018 was negative for Messrs. Hicks, Brandon and Dalrymple. However, SEC regulations do not allow for inclusion of negative pension amounts in the Summary Compensation Table. Based on the above, we do not believe a year-over-year change in actuarial pension value is helpful in evaluating compensation for comparative purposes, and believe that stockholders may find the detailed explanation of changes in actuarial pension value for Messrs. Hicks, Brandon and Dalrymple under “Change in Pension Value” on page 55 and the discussion of accumulated pension benefits under “Pension Benefits” on page 61 to be useful for an understanding of the pension benefits provided to the Named Executive Officers.
(4)	All Other Compensation amounts for 2019 reflect the following items:

Name	Life Insurance and Long-Term Disability(a)	Tax Reimbursement(b)	Savings Benefit(c)	Total
Weston M. Hicks	$8,467	$7,843	$160,969	$177,279
Joseph P. Brandon	5,750	4,783	136,281	146,814
Christopher K. Dalrymple	3,601	2,996	107,813	114,410
Kerry J. Jacobs	1,920	1,779	66,719	70,418
John L. Sennott, Jr	2,616	2,176	58,313	63,105
	(a)	Amounts represent the dollar value of the insurance premiums paid by Alleghany for the benefit of such individuals for life insurance and long-term disability insurance maintained by Alleghany on their behalf in 2019. These life insurance policies provide a death benefit to each such officer if he or she is an employee at the time of his or her death equal to four times the amount of his or her annual salary at January 1 of the year of his or her death. These long-term disability insurance policies provide disability insurance coverage to each such officer in the event he or she becomes disabled (as defined in such policies) during his or her employment with Alleghany.
	(b)	Amounts represent the reimbursement of taxes, and the reimbursement itself, on income imputed to such individuals pursuant to Alleghany’s life insurance and long-term disability policies as described above in 2019.
	(c)	Reflects savings benefit amounts credited by Alleghany pursuant to the Deferred Compensation Plan in 2019. The method for calculating earnings on the savings benefit amounts under the Deferred Compensation Plan is set forth on pages 59 and 60 in the narrative accompanying the Nonqualified Deferred Compensation table.

(5)	The amounts in this column reflect the change in actuarial present value of pension benefits during 2019, 2018 and 2017 for Messrs. Hicks, Brandon and Dalrymple. The actual change in pension value in 2018 was negative for Messrs. Hicks, Brandon and Dalrymple. However, SEC regulations do not allow for inclusion of negative pension amounts in the Summary Compensation Table. In 2017 and 2019, the changes in pension value primarily reflect external variables that are not related to Alleghany performance, such as interest rates, as well as for 2019, the termination of the Retirement Plan in December 2019. As a result, we do not believe a year-over-year change in actuarial pension value is helpful in evaluating reported total compensation for comparative purposes. In this regard, the table below sets forth compensation information which excludes the impact of the changes in pension value.

Name and Principal Position	Year	Total	Total not Including Change in Pension Value
Weston M. Hicks	2019	$13,993,062	$9,475,899
President and chief executive officer	2018	8,129,352	8,129,352
	2017	9,719,814	7,875,611
Joseph P. Brandon	2019	6,035,398	5,636,527
Executive Vice President	2018	5,594,449	5,594,449
	2017	4,991,465	4,853,762
Christopher K. Dalrymple	2019	4,196,246	2,646,063
Senior Vice President,	2018	2,604,373	2,604,373
General Counsel and Secretary	2017	2,716,943	2,300,308

The amounts reported above are solely intended to facilitate a stockholder’s understanding of how changes in pension value impact the total compensation reported in the Summary Compensation Table in any given year. To facilitate that understanding, the “Total not Including Change in Pension Value” column shows total compensation without pension value changes. The amounts reported in this column are calculated by subtracting the value reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column (but including the nonqualified deferred compensation earnings reported in that column, if any) from the amounts reported in the “Total” column as required by SEC rules. The calculation of the pension values and the causes of the significant year-over-year changes in pension value are subject to many external variables, such as interest rates, that are not related to

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Alleghany performance, including for 2019, the impact of terminating the Retirement Plan, and we believe that stockholders may find the detailed explanation of changes in actuarial pension value for Messrs. Hicks, Brandon and Dalrymple under “Change in Pension Value” on page 55 and the discussion of accumulated pension benefits under “Pension Benefits” on page 61 to be useful for an understanding of the pension benefits provided to the Named Executive Officers.
(6)	Ms. Jacobs became a NEO upon being named Senior Vice President and chief financial officer of Alleghany effective July 1, 2019. The amounts included in this table for 2019 include compensation to her as Vice President – Finance prior to her promotion.
(7)	Ms. Jacobs’ 2019 annual salary increased from $400,000 to $500,000 effective July 1, 2019.
(8)	Mr. Sennott resigned from his position as Senior Vice President and chief financial officer of Alleghany effective July 1, 2019 to become President and Chief Executive Officer of CapSpecialty. Compensation arrangements in connection with this transition are set forth in more detail on pages 56 to 58.

Grants of Plan-Based Awards in 2019

	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name			Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Weston M. Hicks	1/15/2019	1/15/2019	$2,125,000	$3,225,000	3,034	6,068	9,102	2,023	$4,998,620
Joseph P. Brandon	1/15/2019	1/15/2019	1,213,000	1,820,000	1,675	3,350	5,025	1,117	2,759,713
Christopher K. Dalrymple	1/15/2019	1/15/2019	480,000	720,000	589	1,178	1,767	589	1,091,653
Kerry J. Jacobs	1/15/2019	1/15/2019	246,700	370,000	98	196	294	196	242,178
	7/1/2019	7/1/2019						373	256,799
John L. Sennott, Jr.	1/15/2019	1/15/2019			589	1,178	1,767	589	1,091,653
	7/1/2019	7/1/2019						1,101	758,005
	10/22/19	10/22/19	325,000	325,000
	12/27/19	10/22/19				58,598	136,719	19,531	6,172,953
(1)	Reflects awards under the 2015 MIP. For Messrs. Brandon, Hicks and Dalrymple and Ms. Jacobs, target and maximum amounts reflect the range of awards that each such Named Executive Officer could have earned based upon Alleghany achieving a specified financial performance objective, subject to reduction in respect of Alleghany performance and/or individual performance. These amounts are subject to decrease (but not increase) at the discretion of the Compensation Committee based upon its evaluation of Alleghany’s overall financial and operational performance and their individual performance. For Mr. Sennott, reflects his agreed upon opportunity under the CapSpecialty 2019 Annual Incentive Plan in connection with his transition on July 1, 2019 to President and Chief Executive Officer of CapSpecialty. Additional information regarding the arrangements and agreements entered into with Mr. Sennott in connection with such transition can be found on pages 56 to 58.
(2)	With respect to the January 15, 2019 awards, reflects the gross number of shares of common stock payable in connection with awards of performance shares for the applicable three, four and five-year award periods granted under the 2017 LTIP. Threshold amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share (as defined by the Compensation Committee pursuant to the 2017 LTIP) equals 5% in the applicable award period; target amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals 7% in the applicable award period and maximum amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals or exceeds 9% in the applicable award period. If average annual compound growth in Book Value Per Share is less than 5% in the applicable award period, none of these performance shares would be payable. With respect to Mr. Sennott’s December 27, 2019 award, reflects the gross number of shares of restricted common stock of CapSpecialty payable in connection with performance-based vesting shares. The performance metric for target payout is 5% annualized book value growth during the period from December 31, 2019 through December 31, 2023, with the opportunity to earn the maximum number of performance-vesting shares achieved upon 9% annualized book value growth during the applicable measurement period, and subject to straight line interpolation between 5% and 9% annualized book value growth.
(3)	Reflects the awards under the 2017 LTIP of restricted stock units that cliff vest on the four-year anniversary of the grant date. The mid-year award to Ms. Jacobs was made in connection with her promotion to Senior Vice President and chief financial officer of Alleghany. The mid-year award to Mr. Sennott was made in connection with his appointment as President and Chief Executive Officer of CapSpecialty as described in more detail on pages 56 to 58.
(4)	Reflects the grant date fair value of (i) Alleghany performance share awards for the three-, four- and five-year award periods under the 2017 LTIP for the Named Executive Officer, computed in accordance with ASC 718 including adjustments for dividends credited to such awards, assuming payouts at target, (ii) Alleghany restricted stock units and (iii) CapSpecialty performance-based vesting stock awards and time-based vesting stock awards.

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Narrative Discussion Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table

Change in Pension Value

Effective December 31, 2013, the Retirement Plan was closed to new participants and was “frozen” for existing participants so that no additional benefits would accrue after such date. Effective December 24, 2019, the Retirement Plan was terminated. As described on page 61, as a result of the termination of the Retirement Plan, it is anticipated that participants will receive lump sum payment of their accumulated benefits in December 2020.

Despite the freezing of the Retirement Plan in 2013 and its termination in December 2019, the Summary Compensation Table on page 52 requires us to show an increase or decrease in the value of our Named Executive Officers’ pension benefits. These changes in value are driven by external variables, such as the discount rate, the mortality tables used and the passage of time, along with for 2019, the impact of the termination of the Retirement Plan. As a result of terminating the Retirement Plan, commencing in 2020 and forward, there will be no change in pension value included in the Named Executive Officers’ compensation for the applicable year. Set forth below is a table showing the components of the change in pension value for the years 2017-2019 for our Named Executive Officers who are participants in the Retirement Plan.

Name	Year	(Increase) Decrease in Discount Rate(1)	Change in Mortality Table(2)	Passage of Time/Age Increase(3)	Impact of Plan Termination(4)	Value of Benefits Accrued During the Year	Total Change in Pension Value(5)
Weston M. Hicks	2019	$2,149,436	$—	$542,564	$1,825,163	$—	$4,517,163
	2018	(1,050,340)	—	494,208	—	—	(556,132)
	2017	1,353,162	—	491,041	—	—	1,844,203
Joseph P. Brandon	2019	196,438	—	43,562	158,871	—	398,871
	2018	(94,884)	—	40,036	—	—	(54,848)
	2017	97,455	—	40,248	—	—	137,703
Christopher K. Dalrymple	2019	703,296	—	95,704	751,183	—	1,550,183
	2018	(326,704)	—	91,957	—	—	(234,747)
	2017	328,206	—	88,429	—	—	416,635
(1)	For 2019, the discount rate used was 2.0%; for 2018, the discount rate used was 4.0%; for 2017, the discount rate used was 3.5%.
(2)	For the Retirement Plan year ending in 2016, Alleghany elected to change the mortality assumption used to compute the present values for annuities to the RP-2014 base table with white collar adjustment and Scale MP-2016, which reflect updated mortality tables issued by the Society of Actuaries in October 2016. In accordance with the Retirement Plan, the same mortality table change, using a male/female (50/50) blended basis, applied to the calculation of lump sums. For the Retirement Plan years ending in 2017, 2018 and 2019, respectively, Alleghany did not change the mortality assumptions.
(3)	Represents the change attributable to passage of time and increase in participant’s age.
(4)	Non-recurring costs associated with termination of the Retirement Plan.
(5)	Calculated in accordance with SEC rules governing preparation of the Summary Compensation Table on page 52 except for Messrs. Hicks, Brandon and Dalrymple in 2018, as SEC rules do not allow for inclusion of negative pension amounts in the Summary Compensation Table.

Employment Agreement with Weston M. Hicks

On October 7, 2002, Alleghany and Mr. Hicks entered into an employment agreement pursuant to which Mr. Hicks agreed to serve as Executive Vice President of Alleghany. Pursuant to the terms of this employment agreement, Mr. Hicks’s salary is to be reviewed annually. In addition, if Mr. Hicks’s employment is terminated by Alleghany other than for “Cause” or other than in the case of his “Total Disability,” Alleghany will continue to pay his base salary in accordance with Alleghany’s regular payroll practices after such termination until such payments aggregate $1,000,000 on a gross basis. “Cause” is defined as conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of Mr. Hicks’s duties. “Total Disability” is defined as Mr. Hicks’s inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period. The employment agreement was the result of an arm’s-length negotiation between the Executive Committee of the Board and Mr. Hicks and was approved by the Compensation Committee and the Board. The Executive Committee determined that such provisions were appropriate and helpful in recruiting Mr. Hicks, and the Compensation Committee and the Board approved such determination.

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Employment Agreement with Joseph P. Brandon

On November 20, 2011, Alleghany and Mr. Brandon entered into an employment agreement which became effective on March 6, 2012 upon the closing of the TransRe acquisition, under which Mr. Brandon agreed to serve as Executive Vice President of Alleghany. Pursuant to the terms of this employment agreement:

●	Mr. Brandon’s salary is to be reviewed annually for increases but shall not be decreased.
●	If Mr. Brandon’s employment is terminated by Alleghany other than for “Cause” or other than in the case of his “Total Disability,” Alleghany will continue to pay his base salary in accordance with Alleghany’s regular payroll practices after such termination until such payments aggregate $1,000,000 on a gross basis. “Cause” is defined as conviction of a felony; willful failure to implement reasonable directives of Alleghany’s chief executive officer after written notice, which failure is not corrected within ten days following notice thereof; or willful gross misconduct in connection with the performance of any of Mr. Brandon’s duties. “Total Disability” is defined as Mr. Brandon’s inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.
●	Mr. Brandon and Alleghany entered into a restricted stock unit matching grant agreement dated as of March 6, 2012, whereby Mr. Brandon was to receive a restricted stock unit matching grant under the 2007 LTIP of one restricted stock unit for every share of common stock Mr. Brandon purchased or received pursuant to stock dividends on those purchased shares, or “JPB Owned Shares,” on or before September 3, 2012 up to a maximum of $5.0 million worth of common stock. Material terms of this matching grant agreement, or the “JPB Matching Grant Agreement,” are discussed below.

The employment agreement was the result of an arm’s-length negotiation between the Board and Mr. Brandon and was approved by the Compensation Committee and the Board. The Board determined that such provisions were appropriate and helpful in recruiting Mr. Brandon and completing the TransRe acquisition.

2012 Restricted Stock Unit Matching Grant Award to Mr. Brandon

Between March 6, 2012 and September 3, 2012, Mr. Brandon purchased 9,023 shares of common stock and, pursuant to the JPB Matching Grant Agreement, Alleghany credited him with 9,023 restricted stock units. These restricted stock units are notional units of measurement denominated in shares of common stock and entitle Mr. Brandon to payment on account of such restricted stock units in an amount equal to the Fair Market Value, as defined in the JPB Matching Grant Agreement, on the payment date of a number of shares of common stock equal to the number of restricted stock units to which Mr. Brandon is entitled to payment.

Pursuant to the terms of the JPB Matching Grant Agreement, the restricted stock units vested over a seven-year period, with 15% of the restricted stock units vesting on each of the first six anniversaries of the date of grant and 10% of the restricted stock units vesting on the seventh anniversary of the date of grant. The restricted stock units were paid in cash and/or shares of common stock, as the Compensation Committee determined within ten business days of the applicable vesting date. The JPB Matching Grant Agreement provided that if Mr. Brandon were terminated without Cause or by reason of his death or Total Disability (as such terms are defined in the JPB Matching Grant Agreement), the restricted stock units scheduled to vest during such year would vest on a pro rata basis for the amount of time Mr. Brandon was employed during such year. The JPB Matching Grant Agreement provided that if Mr. Brandon voluntarily terminated his employment or Alleghany terminated his employment for Cause, all unvested restricted units would have been forfeited. Mr. Brandon has no voting or other rights in respect of the restricted stock units.

Mr. Brandon was required to maintain unencumbered beneficial ownership of the JPB Owned Shares continuously throughout the period commencing with the initial purchase of JPB Owned Shares and ending on the earliest to occur of (i) March 6, 2019, (ii) Mr. Brandon’s termination of employment for any reason or (iii) a merger approved by the Board effectuated by a tender offer or other major corporate transaction approved by the Board with respect to Alleghany’s common stock. To the extent Mr. Brandon failed to do so, he would have forfeited one restricted stock unit for each JPB Owned Share with respect to which he had not maintained unencumbered beneficial ownership for the required period of time.

2019 Arrangements with John L. Sennott, Jr.

Effective July 1, 2019, John L. Sennott, Jr. transitioned from Senior Vice President and chief financial officer of Alleghany to Chairman, Chief Executive Officer and President of CapSpecialty, a subsidiary of Alleghany, and Capitol Indemnity Corporation, or “Capitol Indemnity,” a wholly-owned subsidiary of CapSpecialty. In connection with such transition, Alleghany, CapSpecialty and Capitol Indemnity entered into various agreements and arrangements as described below.

56     ALLEGHANY

EXECUTIVE COMPENSATION

Agreements with Alleghany

Alleghany paid to Mr. Sennott a one-time lump sum cash bonus of $35,000, representing one-half of the difference between his 2019 salary at Alleghany of $720,000 and his 2019 salary at CapSpecialty of $650,000. In addition, Alleghany awarded Mr. Sennott 1,101 restricted stock units of Alleghany, with grant date fair value of $758,005. These restricted stock units will vest pro-rata over a four year period unless Mr. Sennott’s employment is terminated by Alleghany or Capitol Indemnity without “cause” or by Mr. Sennott for “good reason” (each as defined in the Employment Agreement described below) in which case all unvested restricted stock units would immediately vest. In addition, unvested restricted stock units will vest and be paid in full upon a Change in Control (as defined in the Employment Agreement described below) of CapSpecialty. This award of restricted stock units was made as part of negotiations with Mr. Sennott to accept the position with CapSpecialty to offset, in part, a reduction in salary, a forfeiture of 50% in value of his 2019 annual incentive opportunity, a termination of his participation in the Savings Benefit Plan and less generous insurance benefits at CapSpecialty.

With respect to outstanding awards of Alleghany performance shares and restricted stock units to Mr. Sennott, such award agreements were amended to provide that they will remain in effect and pay out in the normal manner except to provide for accelerated vesting (i) if Mr. Sennott’s employment is terminated by Alleghany or Capitol Indemnity without “cause” or by Mr. Sennott for “good reason” or (ii) upon a Change in Control of CapSpecialty, with performance share payouts in either case to be based upon performance through the date of termination of employment or Change in Control.

Capitol Indemnity Employment Agreement with Mr. Sennott

In connection with Mr. Sennott’s transition, Capitol Indemnity entered into an employment agreement, or the “Employment Agreement,” effective October 22, 2019, with Mr. Sennott setting forth the terms of his employment as President and Chief Executive Officer of CapSpecialty and Capitol Indemnity. During his employment with Capitol Indemnity, Mr. Sennott will also serve as a member, and Chairman, of the board of directors of CapSpecialty, or the “CapSpecialty Board,” except that following an initial public offering of CapSpecialty’s shares, or a “CapSpecialty IPO,” CapSpecialty’s obligation is only to nominate Mr. Sennott as a member of the CapSpecialty Board at each annual meeting at which his seat is up for re-election.

The Employment Agreement provides for an initial term ending June 30, 2022 or, if a CapSpecialty IPO occurs on or prior to such date, the third anniversary of such CapSpecialty IPO, subject to automatic one-year renewals thereafter unless terminated by either party in accordance with the terms of the Employment Agreement. Mr. Sennott will be eligible to earn a base salary of not less than $650,000, a target annual cash bonus equal to 100% of base salary (provided that the annual cash bonus opportunity for the 2019 calendar year was only up to $325,000).

The Employment Agreement with Capitol Indemnity provides that upon a termination of Mr. Sennott’s employment by Capitol Indemnity without “cause” or by Mr. Sennott for “good reason” (each, as defined in the Employment Agreement), Mr. Sennott would be entitled, subject to his execution of a release of claims, to (i) continued payment of his base salary for 12 months following termination, (ii) any earned but unpaid annual bonus for the year immediately preceding the year in which such termination occurs, (iii) a pro-rated annual bonus for the year in which such termination occurs and (iv) payment or reimbursement of his COBRA premiums for a period of 18 months following termination, grossed up for any taxes payable in respect of such payment based on the applicable minimum rate, or the “COBRA Subsidy.”

In addition, the Employment Agreement subjects Mr. Sennott to general restrictions on the disclosure of confidential information, an inventions assignment covenant, a covenant not to engage in competitive activities for 12 months following a termination of his employment and a covenant not to solicit any officer or employee for 12 months following a termination of his employment.

CapSpecialty Restricted Share Plan

On October 22, 2019, the CapSpecialty Board adopted the 2019 Restricted Share Plan, or the “CapSpecialty Restricted Share Plan,” which became effective on December 27, 2019 following the occurrence of the mandatory conversion of CapSpecialty’s preferred shares into common stock, as contemplated under CapSpecialty’s Third Amended and Restated Articles of Incorporation. The CapSpecialty Restricted Share Plan authorizes the grant of restricted shares of CapSpecialty’s common stock to eligible employees of CapSpecialty and its subsidiaries, including Mr. Sennott.

On December 27, 2019, under the terms of the CapSpecialty Restricted Share Plan, Mr. Sennott was granted 156,250 shares of restricted stock, of which 136,719 are subject to performance-based vesting and 19,531 of which are subject to time-based vesting, with an aggregate grant date fair value of approximately $12.4 million if the performance-vesting shares vest at maximum and approximately $6.2 million if the performance-vesting shares vest at target.

2020 PROXY STATEMENT     57

EXECUTIVE COMPENSATION

The shares of time-based vesting restricted stock will cliff vest on the fourth anniversary of the date of grant, provided that Mr. Sennott remains continuously employed with Capitol Indemnity through such vesting date. For the performance-vesting shares, the performance metric for target payout is 5% annualized book value growth during the period from December 31, 2019 through December 31, 2023, with the opportunity to earn the maximum number of performance-vesting shares achieved upon 9% annualized book value growth during the applicable measurement period, and subject to straight line interpolation between 5% and 9% annualized book value growth. The performance-vesting shares will vest on December 31, 2023 based on the applicable level of annualized book value growth, provided Mr. Sennott remains continuously employed by Capitol through the fourth anniversary of the applicable grant date.

Both the time-vesting and performance-vesting shares will accelerate and vest upon the earlier to occur of (i) a Change in Control of CapSpecialty, and (ii) termination of Mr. Sennott’s employment by Alleghany or Capitol Indemnity without “cause” or by Mr. Sennott for “good reason.” With respect to performance shares, such accelerated vesting will be based on actual performance through any such date.

Outstanding Equity Awards at 2019 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Weston M. Hicks	—		—	8,505	(1)	$6,824,199
	—		—	7,514	(2)	6,029,046
	—		—	8,004	(3)	6,422,210
	2,023	(5)	$1,623,205	6,068	(4)	4,868,812
Joseph P. Brandon	—		—	5,262	(1)	4,222,097
	—		—	4,257	(2)	3,415,710
	—		—	4,517	(3)	3,624,328
	1,117	(5)	896,253	3,350	(4)	2,687,956
Christopher K. Dalrymple	691	(6)	554,441	1,382	(1)	1,108,882
	559	(7)	448,538	1,119	(2)	897,858
	593	(8)	475,808	1,187	(3)	952,419
	589	(5)	472,599	1,178	(4)	945,198
Kerry J. Jacobs	191	(6)	153,254	191	(1)	153,254
	170	(7)	136,147	170	(2)	136,404
	194	(8)	155,260	193	(3)	154,858
	196	(5)	157,266	196	(4)	157,266
	373	(9)	299,286
John L. Sennott, Jr.	691	(6)	554,441	1,382	(1)	1,108,882
	559	(7)	448,538	1,119	(2)	897,858
	593	(8)	475,808	1,187	(3)	952,419
	589	(5)	472,599	1,178	(4)	945,198
	1,101	(9)	758,005
	19,531	(10)	1,543,144	136,719	(11)	10,802,168
(1)	Performance Shares granted under the 2012 LTIP, calculated at target payout, which vest after completion of the award period ending December 31, 2019.
(2)	Performance Shares granted under the 2012 LTIP, calculated at target payout, which vest after completion of the award period ending December 31, 2020.
(3)	Performance Shares granted under the 2017 LTIP, calculated at target payout, which vest after completion of the award period ending December 31, 2021.
(4)	Performance Shares granted under the 2017 LTIP, calculated at target payout, which vest after completion of the award period ending December 31, (i) 2021 with respect to 25% of such award, (ii) December 31, 2022 with respect to 50% of such award and (iii) December 31, 2023 with respect to 25% of such award.

58     ALLEGHANY

EXECUTIVE COMPENSATION

(5)	Restricted stock unit award granted under the 2017 LTIP which cliff vests on January 15, 2023, the fourth anniversary of the date of grant.
(6)	Restricted stock unit award granted under the 2012 LTIP which cliff vests on January 15, 2020, the fourth anniversary of the date of grant.
(7)	Restricted stock unit award granted under the 2012 LTIP which cliff vests on February 3, 2021, the fourth anniversary of the date of grant.
(8)	Restricted stock unit award granted under the 2017 LTIP which cliff vests on January 26, 2022, the fourth anniversary of the date of grant.
(9)	Restricted stock unit award granted under the 2017 LTIP which cliff vests on July 1, 2023, the fourth anniversary of the date of grant.
(10)	Restricted stock award granted under the CapSpecialty 2019 Restricted Share Plan which cliff vests on December 27, 2023, the fourth anniversary of the date of grant.
(11)	Performance-based restricted stock award granted under the CapSpecialty 2019 Restricted Share Plan, calculated at maximum payout, which vests after completion of the four-year award period ending December 31, 2023.

2019 Stock Vested

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting	Dollar Value Realized on Vesting
Weston M. Hicks	0	$0
Joseph P. Brandon(2)	917	686,040
Christopher K. Dalrymple	708	450,218
Kerry J. Jacobs	175	111,100
John L. Sennott, Jr.	708	450,218
(1)	For Mr. Dalrymple, Mr. Sennott and Ms. Jacobs includes the gross amount of restricted stock units which vested four years from the date of grant.
(2)	Reflects restricted stock units which vested on September 3, 2019 pursuant to the JPB Matching Grant Agreement. The terms of this award are described in more detail on page 56.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Weston M. Hicks	—	$160,969	$650,118	$(3,783)	$4,434,879
Joseph P. Brandon	—	136,281	55,010	(3,203)	1,181,813
Christopher K. Dalrymple	—	107,813	133,634	(2,534)	1,550,503
Kerry J. Jacobs	—	66,719	55,477	(1,568)	353,867
John L. Sennott, Jr.	—	58,313	198,455	(1,370)	912,013
(1)	Such amounts are included as a component of “All Other Compensation” for 2019 set forth in the Summary Compensation Table on page 52 and discussed in Note (4) to the Summary Compensation Table.
(2)	Amounts represent interest earned on amounts credited to savings benefit accounts during 2019. Such amounts are not included in the Summary Compensation Table on page 52 as these amounts are not considered to be above-market interest.

The Deferred Compensation Plan, which was established in January 1982 and amended and restated in December 2014, provides for unfunded deferred compensation arrangements for Alleghany officers and certain other employees. The following descriptions of “Savings Benefit Provisions” and “Compensation Deferral Provisions” of the Deferred Compensation Plan generally apply to amounts that were earned and vested under the Deferred Compensation Plan after December 31, 2004. Amounts earned and vested before January 1, 2005, or the “Pre-409A Benefits,” are subject to less stringent requirements concerning the time of payment of benefits under the Deferred Compensation Plan, but the substantive provisions that apply to the Pre-409A Benefits are generally the same as described below.

2020 PROXY STATEMENT     59

EXECUTIVE COMPENSATION

Savings Benefit Provisions

All officers, including our Named Executive Officers, are eligible to participate in the Deferred Compensation Plan from the date of election or appointment as an officer of Alleghany through their last day of service as an employee of Alleghany.

Under the Deferred Compensation Plan, each calendar quarter, we credit a book reserve account for each officer who is a participant at any time during such quarter with an amount equal to 3.75% of the officer’s base annual salary. This quarterly credit results in an annual credit of 15% of a participant’s base annual salary, which we refer to as the “Savings Benefit Credit.” Each participant may elect to have those amounts either credited with:

●	interest at the prime rate or, the “Prime Rate Alternative”;
●	treated as though invested in common stock, or the “Common Stock Alternative”; or
●	increased or decreased by an amount proportionate to the growth or decline of Alleghany stockholders’ equity per share, or the “Stockholders’ Equity Alternative.”

In general, payment of these amounts is made or commences on the date elected by the participant, which may not be later than 12 months following termination of employment, either in a lump sum or in installments as elected by the participant. If a participant chooses the Prime Rate Alternative, that interest is computed from the date the Savings Benefit Credit is credited until the date that the amount is distributed to the participant or the date that the participant elects the Common Stock Alternative or the Stockholders’ Equity Alternative. The “prime rate” for purposes of the Deferred Compensation Plan means the rate of interest announced by JPMorgan Chase Bank as its prime rate at the close of the last business day of each month, which rate is deemed to remain in effect through the last business day of the next month.

Amounts treated as invested in common stock reflect the investment experience which the account would have had if the amounts had been invested, without commissions or other transaction expenses, and held in whole or fractional shares of common stock during the deferral period. These amounts are adjusted as appropriate to reflect cash and stock dividends, stock splits, and other similar distributions or transactions which, from time to time, occur with respect to common stock. Dividends and other distributions are automatically credited at their cash value or the fair market value of any non-cash dividend or other distribution and are deemed to purchase common stock on the date of payment thereof. Common stock is deemed acquired, and is valued for purposes of payout or transfer, at a price per share equal to the mean between the high and low prices thereof on the applicable date on the NYSE Consolidated Tape. A participant’s ability to elect to have his or her Savings Benefit Credit amounts treated as invested (or not invested) in our common stock is subject to compliance with applicable securities laws.

With respect to 2019, Mr. Hicks elected the Common Stock Alternative to apply to his Savings Benefit Credit; Mr. Brandon elected to have the Prime Rate Alternative apply to his Savings Benefit Credit; Ms. Jacobs elected to have the Common Stock Alternative apply to 50% of her Savings Benefit Credit and to have the Prime Rate Alternative apply to 50% of her Savings Benefit Credit; Mr. Sennott elected the Common Stock Alternative to apply to his Savings Benefit Credit and Mr. Dalrymple elected to have the Stockholders’ Equity Alternative apply to 50% of his Savings Benefit Credit and to have the Prime Rate Alternative apply to 50% of his Savings Benefit Credit.

Compensation Deferral Provisions

The Deferred Compensation Plan provides that participants may elect to defer all or part of their base salary and annual incentive compensation each year other than compensation that would be paid in the form of common stock. Thus, currently, no long-term incentive compensation payable pursuant to the 2012 LTIP or 2017 LTIP may be deferred under the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan are credited with interest at the prime rate, unless a participant elects the Common Stock Alternative or the Stockholders’ Equity Alternative. A participant’s decision to have deferred amounts treated as invested (or not invested) in common stock is also subject to compliance with applicable securities laws.

60     ALLEGHANY

EXECUTIVE COMPENSATION

Pension Benefits

Name	Plan Name	Number of Years of Credited Service for Benefit Accrual	Present Value of Accumulated Benefit(1)		Payments During Last Fiscal Year
Weston M. Hicks	Alleghany Corporation Retirement Plan	11	$18,081,269		—
Joseph P. Brandon	Alleghany Corporation Retirement Plan	2	1,487,915		—
Christopher K. Dalrymple	Alleghany Corporation Retirement Plan	12	3,942,790		—
Kerry J. Jacobs	Alleghany Corporation Retirement Plan	—	—	(2)	—
John L. Sennott, Jr.	Alleghany Corporation Retirement Plan	—	—	(2)	—
(1)	Reflects the estimated present value of the retirement benefit accumulated under the Retirement Plan as of December 31, 2019 by the Named Executive Officers, based in part on (i) their years of credited service as of December 31, 2013, as indicated in the table, and (ii) the Named Executive Officers’ average compensation as of December 31, 2013 as determined under the Retirement Plan, which was $2,425,000 for Mr. Hicks, $1,000,000 for Mr. Brandon and $459,167 for Mr. Dalrymple. Due to the termination of the Retirement Plan, each participant’s actuarial equivalent single cash lump sum benefit was determined based on the 30-year U.S. treasury rate for November 2019 of 2.28% and the RP-2014 White Collar mortality table with Scale MP-2016 (50/50 male/female blend). The present values of the December 2020 lump sum payments are calculated using a discount rate of 2.00%.
(2)	Mr. Sennott commenced employment on April 16, 2013. In light of the expected amendment to the Retirement Plan which occurred in July 2013 and was effective December 31, 2013, the Board did not designate Mr. Sennott as a participant in the Retirement Plan. Ms. Jacobs commenced employment in March 2014 and was not designated a participant in the Retirement Plan due to it having been closed to new participants on December 31, 2013.

On December 17, 2019, the Board irrevocably approved the termination of the Retirement Plan, effective as of December 24, 2019, or the “Termination Date.” In connection with the termination of the Retirement Plan, the Retirement Plan was amended to provide that the accrued benefit for each participant who is an active employee would be valued as an actuarial equivalent single cash lump sum benefit assuming each such Retirement Plan participant as of the Termination Date continued employment with the Company until the later of (a) the date he or she would satisfy the applicable requirements for a subsidized early retirement benefit under the Retirement Plan or (b) the Termination Date. Of the nine active employee participants, two participants, including Mr. Hicks, had already satisfied the requirements for a subsidized early retirement benefit under the Retirement Plan as of the Termination Date and thus the present value of their retirement benefits were unchanged by the amendment.

The Board’s determination to assume that the other participants, including Mr. Brandon and Mr. Dalrymple, met the requirements for a subsidized early retirement benefit under the Retirement Plan reflected its decision not to penalize participants for the Board’s determination to terminate the Retirement Plan, particularly when most participants either (i) had significant length of service with Alleghany, but had not yet met the age requirement or (ii) had met the age requirement but not yet met the length of service requirement. In the case of Mr. Dalrymple and Mr. Brandon, the Board noted that both would have only needed approximately two more years to meet the length of service requirement (with Mr. Dalrymple having 18 years and Mr. Brandon having 8 years of credited service for this purpose) and, in Mr. Dalrymple’s case the age requirement as well, to receive the subsidized early retirement benefit. Other participants were even closer to meeting the requirements for a subsidized early retirement benefit. In addition, the Board did not want to penalize participants who are receiving lump sums earlier than their actual termination date since lump sums, in general, increase as participants age due to the time value of money. Finally, the Board also noted that participants other than Mr. Hicks and the other participant who had satisfied the criteria could have, prior to the Termination Date, changed their current elections regarding benefits under the Retirement Plan to increase the value of their respective lump sum payouts. By assuming that Mr. Brandon and Mr. Dalrymple continue employment with the Company until April 1, 2022 and December 26, 2022, respectively, the dates each would satisfy the requirements for a subsidized early retirement benefit, the present value of the retirement benefit at the Termination Date that (i) Mr. Brandon would have otherwise received under the Retirement Plan increased by approximately $182,000 to approximately $1.5 million, and (ii) Mr. Dalrymple would have otherwise received under the Retirement Plan increased by approximately $1.7 million to approximately $4.0 million.

As a result of the termination of the Retirement Plan, it is anticipated that participants will receive lump sum payment of their accumulated benefits in December 2020. The accumulated benefits determined above will not be credited with interest or other earnings for the period commencing on the Termination Date and ending on the date such lump sum payments are made.

The costs and charges associated with terminating the Plan, including the lump-sum payments to participants, are non-recurring.

2020 PROXY STATEMENT     61

EXECUTIVE COMPENSATION

Payments Upon Termination of Employment

The table below provides information regarding the amounts that Messrs. Hicks, Brandon, Dalrymple and Sennott and Ms. Jacobs would be eligible to receive upon any termination of employment by Alleghany other than for “Cause,” if such termination of employment occurred on December 31, 2019:

Name	Severance under Employment Agreement(1)	Acceleration of Payment of Awards under LTIP(2)	Acceleration of Payment of Awards under 2015 MIP(3)	Retirement Plan(4)	Deferred Compensation Plan(5)	Total
Weston M. Hicks	$1,000,000	$15,393,631	$3,225,000	$18,081,269	$4,434,879	$42,134,779
Joseph P. Brandon	1,000,000	9,012,654	1,820,000	1,487,915	1,181,813	14,502,382
Christopher K. Dalrymple	—	2,460,050	720,000	3,942,790	1,550,503	8,673,343
Kerry J. Jacobs	—	369,903	370,000	—	353,867	1,093,770
John L. Sennott, Jr.(6)	—	—	—	—	912,013	912,013
(1)	These amounts would be paid by Alleghany upon termination other than for Cause, death or Total Disability (as such terms are defined in the respective employment agreements) in the form of continued payments of base salary in accordance with our normal payroll and procedures.
(2)	Reflects payment on a pro rata basis of all outstanding performance share awards under the 2012 and 2017 LTIPs, including amounts paid in February 2020 for the award period ending December 31, 2019.
(3)	Reflects annual incentive earned in respect of 2019 under the 2015 MIP. These amounts, earned in respect of 2019 performance, were paid to the Named Executive Officers in February 2020 as reported in the Summary Compensation Table on page 52 and as described on pages 41 through 45.
(4)	Reflects payment of vested pension benefits, computed as of December 31, 2018, under the Retirement Plan to Messrs. Hicks, Brandon and Dalrymple. Neither of Mr. Sennott or Ms. Jacobs is a participant in the Retirement Plan. The determination of these pension benefits is described in more detail on page 61. This amount does not include retiree life insurance death benefit, equal to the annual salary of a participant at the date of retirement, payable to our Named Executive Officers.
(5)	Reflects the aggregate vested account balance at December 31, 2019 of each Named Executive Officer’s savings benefit (consisting of Alleghany contributions and interest earned thereon) under the Deferred Compensation Plan.
(6)	Mr. Sennott resigned from his position as Senior Vice President and chief financial officer of Alleghany effective July 1, 2019 to become President and Chief Executive Officer of CapSpecialty.

Certain of our Named Executive Officers would be entitled to payments in the event of the termination of their employment. These payments, other than those that do not discriminate in scope, terms or operation in favor of the Named Executive Officers and that are generally available to all salaried employees, are described below.

Pursuant to their employment agreements with Alleghany, Mr. Hicks and Mr. Brandon would be each entitled to receive continued payments of his base salary until such payments aggregate $1.0 million on a gross basis, payable in accordance with our normal payroll and procedures, following termination of his employment other than for Cause or in the event of his death or Total Disability. The foregoing agreements generally define “Cause” to mean conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board, as well as Alleghany’s chief executive officer in Mr. Brandon’s case, after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of their duties. “Total Disability” in the foregoing agreements generally is defined to mean inability to discharge duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

Other than the foregoing, there are no individual arrangements that would provide payments to our Named Executive Officers upon termination other than for cause or in the event of death or disability. We do not have any arrangements with our Named Executive Officers that would provide for payments upon a change of control of Alleghany or upon a change of control and subsequent termination of employment.

62     ALLEGHANY

EXECUTIVE COMPENSATION

A number of the plans described in this Proxy Statement have provisions that may result in payments upon termination of employment under certain circumstances as described below.

2012 LTIP and 2017 LTIP

Awards under our 2012 LTIP and 2017 LTIP provide for the pro rata payment of outstanding performance share awards in the event of the termination of employment by Alleghany without cause prior to the end of the award period. With respect to awards under the 2012 LTIP and 2017 LTIP, the pro rata payment would be based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the December 31st immediately prior to date of termination, as determined by the Compensation Committee.

2015 MIP

Our 2015 MIP also provides that, in the event of a participant’s death or disability prior to the end of the award period for an outstanding award, the participant (or in the event of the participant’s death, the participant’s beneficiary) shall receive such portion of the award, if any, as determined by the Compensation Committee in its sole discretion. If the employment of a participant who has received a qualifying award is otherwise terminated during an award period, the participant shall not be entitled to receive any payment for such award unless the performance goals applicable to such award are achieved and certified by the Compensation Committee, in which case the Compensation Committee, in its sole discretion, may determine that the participant shall be entitled to receive all or any part of the qualifying award that would be payable to the participant upon the achievement of those performance goals. Pursuant to the 2015 MIP, if a participant who has received a non-qualifying award terminates employment for any reason (other than death or disability), the Compensation Committee, in its sole discretion, may determine that the participant is entitled to receive payment of all or any part of the non-qualifying award.

Retirement Plan and Deferred Compensation Plan

Amounts shown in the Retirement Plan column reflect the value of each Named Executive Officer’s retirement benefit as of the Termination Date. Our Deferred Compensation Plan also provides for payments of a participant’s vested savings benefit in the event of any termination of employment in the form previously elected by a participant subject to the provisions of Section 409A of the Code, as applicable, or if no election has been made, in a lump sum. Termination of employment will not cause an enhanced payment or other benefit to be made under the Deferred Compensation Plan. Information with respect to the Retirement Plan is set forth on page 61, and information with respect to the Deferred Compensation Plan is set forth on pages 59 and 60.

2020 PROXY STATEMENT     63

EXECUTIVE COMPENSATION

CEO Pay Ratio

General

We are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our chief executive officer. For 2019, our last completed fiscal year:

●	the annual total compensation of our median employee of all employees of our company (other than our chief executive officer) was $30,363; and
●	the annual total compensation of our chief executive officer was $13,993,062.

Based on this information for 2019, we reasonably estimate that the ratio of our chief executive officer’s annual total compensation to the annual total compensation of our median employee was 461:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below, which is consistent with the methodology used for 2018.

In 2018, our pay ratio estimate was 147:1. The increase in pay ratio in 2019 from 2018 primarily reflects:

●	a decrease in the annual total compensation of our median employee to $30,063 from $61,805 due to the inclusion of approximately 4,520 employees of Concord Hospitality, our hotel management and development subsidiary, who were excluded in 2018; and
●	an approximate $5.0 million increase in annual total compensation for our chief executive officer mostly due to a $4.5 million change in pension value, substantially all of which was driven by external variables including a decline in interest rates in 2019.

The inclusion of the employees of Concord Hospitality in 2019 increased the size of Alleghany’s consolidated employee population by approximately 65%. The employee population at Concord Hospitality includes a significant number of part-time and seasonal employees. In 2019, our median employee was employed by Concord Hospitality in the maintenance department at a hotel in Columbus, Ohio, with a tenure of 21 months. This compares with 2018 when our median employee was employed by WWSC Holdings LLC, our steel fabrication and erection subsidiary, as a welder in the Company’s Van Buren, Arkansas facility, with a tenure of ten years.

Process for Identifying our Median Employee

To identify our median employee, we first determined our employee population as of December 31, 2019, or the “Determination Date.” We had 11,490 employees, representing all full-time, part-time, seasonal and temporary employees, including our chief executive officer, as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. Our employee population excludes approximately 125 employees of Wicked Cool Toys, LLC, which we acquired in 2019.

Using our payroll records, we then measured the employee population’s taxable income for the period beginning on January 1, 2019 and ending on December 31, 2019. We did not annualize the compensation for employees in temporary or seasonal positions or make any full-time equivalent adjustments. For our employees who were paid in currency other than U.S. dollars, these amounts were converted into U.S. dollars at the applicable exchange rate for 2019.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our Named Executive Officers for purposes of the Summary Compensation Table disclosed above. For 2019, the total compensation of our median employee was determined to be $30,363. For 2019, the total compensation of our chief executive officer was $13,993,062. Based on the foregoing, the total compensation amount for our median employee was compared to that of our chief executive officer to determine the pay ratio.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

64     ALLEGHANY

Audit Matters

3	Ratification of Selection of Independent Registered Public Accounting Firm for Fiscal 2020

Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP, or “E&Y,” as Alleghany’s independent registered public accounting firm for fiscal 2020. Although ratification by stockholders is not a prerequisite to the ability of the Audit Committee to select E&Y as Alleghany’s independent registered public accounting firm, the Audit Committee and the Board believe that such ratification is desirable. If stockholders do not ratify the selection of E&Y, the Audit Committee will reconsider its selection of E&Y. The Audit Committee may, however, select E&Y notwithstanding the failure of stockholders to ratify its selection. Alleghany expects that representatives of E&Y will be present at the 2020 Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board recommends that you vote “FOR” this proposal.

Proxies solicited by the Board will be so voted unless stockholders specify a contrary vote. This proposal shall be approved by the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have no effect on the results of this vote. The approval of this proposal is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes are unlikely to result from this proposal.

2019 and 2018 Fees

The following table summarizes the fees billed for professional audit services rendered by E&Y for the audit of Alleghany’s annual consolidated financial statements for 2019 and 2018 and fees for other services rendered by E&Y for 2019 and 2018.

	2019	2018
Audit Fees	$6,715,995	$6,242,191
Audit-Related Fees	89,850	10,000
Tax Fees	294,000	137,500
All Other Fees	—	—
Total	$7,099,845	$6,389,691

The amounts shown for “Audit Fees” represent the aggregate fees for professional services E&Y rendered for the audit of Alleghany’s annual consolidated financial statements for each of the last two fiscal years, the reviews of Alleghany’s financial statements included in its Quarterly Reports on Form 10-Q and the services provided in connection with statutory and regulatory filings during each of the last two fiscal years. “Audit Fees” also include fees for professional services E&Y rendered for the audit of the effectiveness of internal control over financial reporting. The amounts shown for “Audit-Related Fees” represent the fees billed in each of the last two fiscal years for assurance and related services, including regulatory exams, that are reasonably related to the performance of the audit or review of Alleghany’s financial statements and that are not reported under “Audit Fees.” These services include consents and procedures for registration statements and responses to regulatory requests. The amounts for “Tax Fees” represent fees E&Y incurred with respect to tax compliance work related to its review of Alleghany’s federal income tax return.

2020 PROXY STATEMENT     65

AUDIT MATTERS

Pre-Approval Policy

Audit and permissible non-audit services that Alleghany’s independent registered public accounting firm may provide to Alleghany must be pre-approved by the Audit Committee or, between meetings of the Audit Committee, by its Chairman pursuant to authority delegated to him by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for the independent registered public accounting firm in excess of $100,000. When considering the independence of the independent registered public accounting firm, the Audit Committee considers, among other matters, whether the provision of non-audit services by the independent registered public accounting firm to Alleghany is compatible with maintaining the independence of the independent registered public accounting firm. All audit and permissible non-audit services rendered in 2019 and 2018 were pre-approved pursuant to these procedures.

Audit Committee Report

The Audit Committee is currently composed of the five independent directors whose names appear at the end of this report. Management is responsible for Alleghany’s internal controls and the financial reporting process. Alleghany’s independent registered public accounting firm is responsible for performing an independent audit of Alleghany’s annual consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and review these processes and the activities of Alleghany’s independent registered public accounting firm. The Audit Committee members are not acting as professional accountants or auditors, and their responsibilities are not intended to duplicate or certify the activities of management and the independent registered public accounting firm or to certify the independence of the independent registered public accounting firm under applicable rules.

For fiscal 2019, Ernst & Young LLP acted as Alleghany’s independent registered public accounting firm. In this context, the Audit Committee has met to review and discuss Alleghany’s audited consolidated financial statements as of December 31, 2019 and for the fiscal year then ended, including Alleghany’s specific disclosure under management’s discussion and analysis of financial condition and results of operations and critical accounting estimates, with management and Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board, or the “PCAOB.” Ernst & Young LLP reported to the Audit Committee regarding the critical accounting estimates and practices and the estimates and assumptions used by management in the preparation of the audited consolidated financial statements as of December 31, 2019 and for the fiscal year then ended, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative treatments and the treatment preferred by Ernst & Young LLP.

Ernst & Young LLP provided a report to the Audit Committee describing Ernst & Young LLP’s internal quality-control procedures and related matters. Ernst & Young LLP also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Ernst & Young LLP its independence. When considering Ernst Young LLP’s independence, the Audit Committee considered, among other matters, whether Ernst & Young LLP’s provision of non-audit services to Alleghany is compatible with maintaining the independence of Ernst & Young LLP. All audit and permissible non-audit services in 2019 and 2018 were pre-approved pursuant to these procedures.

Based on the reviews and discussions with management and Ernst & Young LLP referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements as of December 31, 2019 and for the fiscal year then ended be included in Alleghany’s Annual Report on Form 10-K for such fiscal year.

WILLIAM K. LAVIN
KAREN BRENNER
JOHN G. FOOS
LAUREN M. TYLER
RAYMOND L.M. WONG
Audit Committee of the Board of Directors

66     ALLEGHANY

Information About Stock Ownership

Principal Stockholders

The following table sets forth the beneficial ownership of each person who, based upon filings made by such person with the SEC, as of March 2, 2020, was the beneficial owner of more than five percent of the outstanding common stock.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name and Address of Beneficial Owner	Sole Voting Power and/or Sole Investment Power	Shared Voting Power and/or Shared Investment Power	Total		Percent of Class
BlackRock, Inc.
55 East 52nd Street
New York, NY 10022	1,642,202	—	1,642,202	(2)	11.4
The Vanguard Group
100 Vanguard Boulevard
Malvern, PA 19355	1,343,528	13,342	1,356,870	(3)	9.4
Boston Partners
One Beacon Street
Boston, MA 02108	778,306	—	778,306	(4)	5.4
(1)	As of March 2, 2020, there were 14,345,032 shares of common stock outstanding.
(2)	According to an amendment dated February 4, 2020 to a Schedule 13G statement filed by BlackRock, Inc., an investment advisory company (“BlackRock”), BlackRock has sole voting power over 1,531,428 shares of common stock and sole dispositive power over 1,642,202 shares of common stock.
(3)	According to an amendment dated February 10, 2020 to a Schedule 13G statement filed by The Vanguard Group, an investment adviser (“Vanguard”), Vanguard has sole voting power over 10,390 shares of common stock, sole dispositive power over 1,343,528 shares of common stock, shared voting power over 3,818 shares of common stock and shared dispositive power over 13,342 shares of common stock.
(4)	According to an amendment dated February 10, 2020 to a Schedule 13G filed by Boston Partners, an investment adviser (“Boston Partners”), Boston Partners has sole voting power over 628,063 shares of common stock and sole dispositive power over 778,306 shares of common stock.

2020 PROXY STATEMENT     67

INFORMATION ABOUT STOCK OWNERSHIP

Securities Ownership of Directors and Executive Officers

The following table sets forth, as of March 2, 2020, the beneficial ownership of common stock of each of the nominees named for election as a director, each of the other current directors, each of the executive officers named in the Summary Compensation Table on page 52 and all nominees, directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership of Common Stock
Name of Beneficial Owner	Sole Voting Power and/or Sole Investment Power	Shared Voting Power and/or Shared Investment Power	Total		Percent of Class
Joseph P. Brandon	1,000	22,829	23,829	(1)	*
Karen Brenner	4,765	—	4,765	(2)	*
Ian H. Chippendale	2,697	—	2,697	(2)	*
Christopher K. Dalrymple	508	5,000	5,508	(3)	*
John G. Foos	2,697	648	3,345	(2)(4)	*
Weston M. Hicks	65,696	—	65,696	(5)	*
Kerry J. Jacobs	966	—	966		*
Jefferson W. Kirby	148,058	183,187	331,245	(2)(6)	2.3
William K. Lavin	2,095	—	2,095		*
Phillip M. Martineau	1,594	1,620	3,214	(2)(7)	*
John L. Sennott, Jr.	—	6,266	6,266	(8)	*
Lauren M. Tyler	1,709	—	1,709		*
Raymond L.M. Wong	9,409	—	9,409	(2)(9)	*
All nominees, directors and executive officers
as a group (13 persons)	241,194	219,510	460,704		3.2	(10)
*	Represents less than 1.0%.
(1)	Does not include any shares that may be issued upon the vesting of outstanding restricted stock units held by Mr. Brandon. Includes 22,829 shares of common stock held jointly with Mr. Brandon’s spouse, over which Mr. Brandon shares voting and investment power.
(2)	Includes 1,534 shares of common stock in the case of Mr. Kirby, 1,016 shares of common stock in the case of Ms. Brenner and Mr. Wong and 508 shares of common stock in the case of Mr. Chippendale and Mr. Foos, issuable under stock options granted pursuant to the 2015 Directors’ Plan and the Amended and Restated 2010 Directors’ Stock Plan, or the “2010 Directors’ Plan.”
(3)	Does not include any shares that may be issued upon the vesting of outstanding restricted stock units held by Mr. Dalrymple. Includes 5,000 shares of common stock held jointly with Mr. Dalrymple’s spouse, over which Mr. Dalrymple shares voting and investment power.
(4)	Includes 648 shares of common stock held jointly with Mr. Foos’s spouse, over which Mr. Foos shares voting and investment power.
(5)	Includes 18,919 shares of common stock held by trusts over which Mr. Hicks has voting and investment control.
(6)	Includes (a) 159,097 shares of common stock held by trusts of which Mr. Kirby is co-trustee and beneficiary and (b) 23,707 shares of common stock held by a trust of which Mr. Kirby is co-trustee and his descendants are beneficiaries, over all of which Mr. Kirby shares voting and investment power. Also includes (a) 27,586 shares of common stock held by a trust of which Mr. Kirby is sole trustee and beneficiary and (b) 24,886 shares of common stock held by a trust of which Mr. Kirby is sole trustee and his descendants are beneficiaries, over all of which Mr. Kirby has sole voting and investment power; (c) 19 shares held by Mr. Kirby’s spouse, over which Mr. Kirby shares voting and investment power; and (d) 364 shares held by Mr. Kirby’s children, over which Mr. Kirby shares voting and investment power.
(7)	Includes 1,620 shares of common stock held jointly with Mr. Martineau’s spouse, over which Mr. Martineau shares voting and investment power.
(8)	Does not include any shares that may be issued upon the vesting of outstanding restricted stock units held by Mr. Sennott. Includes 6,266 shares of common stock held jointly with Mr. Sennott’s spouse, over which Mr. Sennott shares voting and investment power.
(9)	Includes (a) 300 shares of common stock held by a limited liability company and (b) 900 shares of common stock held by a trust, over all of which Mr. Wong has voting and investment power.
(10)	Based on the number of shares of outstanding common stock as of March 2, 2020, adjusted in the case of each director to include shares of common stock issuable within 60 days upon exercise of stock options held by such director.

68     ALLEGHANY

INFORMATION ABOUT STOCK OWNERSHIP

Delinquent Section 16(a) Reports

Alleghany has determined that, except as set forth below, no person who at any time during 2019 was a director, officer or beneficial owner of more than 10% of common stock failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 2019. This determination is based solely upon Alleghany’s review of Forms 3, 4 and 5, and written representations that no Form 5 was required, which such persons submitted to Alleghany during or with respect to 2019. Weston M. Hicks, Joseph Brandon, Christopher K. Dalrymple and John Sennott, Jr. each filed a Form 4 on April 2, 2019 reporting a transaction that occurred on January 15, 2019. Lauren M. Tyler, Ian H. Chippendale, William K. Lavin, Phillip M. Martineau, John G. Foos, Karen Brenner, Jefferson W. Kirby and Raymond L.M. Wong each filed a Form 4 on May 6, 2019 reporting a transaction that occurred on April 29, 2019.

2020 PROXY STATEMENT     69

Questions and Answers about Alleghany’s 2020 Annual Meeting

Q:	Why did I receive these proxy materials?
A:	You have received these proxy materials because the Board is soliciting your proxy to vote your shares of common stock at the 2020 Annual Meeting.

Q:	Who is entitled to vote at the 2020 Annual Meeting?
A:	Alleghany has one class of voting stock outstanding: its common stock. If you were a holder of common stock at the close of business on March 2, 2020, the record date for the 2020 Annual Meeting, you are entitled to vote at the meeting. At the close of business on March 2, 2020, there were 14,345,032 shares of common stock outstanding and entitled to vote. Each share of common stock has one vote.

Q:	How can I vote my shares?
A:	You can vote your shares in one of two ways: either by proxy or in person at the 2020 Annual Meeting by written ballot. If you choose to vote by proxy, you may do so using the Internet, telephone or, if you received a printed copy of your proxy materials, mail. Each of these procedures is more fully explained below. Even if you plan to attend the 2020 Annual Meeting in person, the Board recommends that you vote promptly by proxy to ensure that your shares are represented at the 2020 Annual Meeting.

Q:	How can I vote my shares by proxy?
A:	Because many stockholders cannot attend the 2020 Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. You may vote your proxy using the Internet, telephone or, if you received a printed copy of your proxy materials, mail, each as more fully explained below. In the case of voting your proxy using the Internet or telephone, the deadline for voting is 1:00 a.m. (Eastern Daylight Time) on Friday, April 24, 2020. If your shares are held in the name of a bank, broker or other holder of record, please see the voting instructions provided by such party.

Vote by Internet

To vote your shares via the Internet, go to the voting website, www.envisionreports.com/YAL. Internet voting is available 24 hours a day, seven days a week. You will have the opportunity to confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate stockholders through individual control numbers. If you vote via the Internet, you may incur costs such as Internet access fees for which you will be responsible. If you received a proxy card in the mail and choose to vote via the Internet, you do not need to return your proxy card.

Vote by Telephone	If you reside in the United States, Canada or U.S. territories, you can vote your shares by telephone by calling the toll-free number provided on the proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders through individual control numbers. If you received a proxy card in the mail and choose to vote by telephone, you do not need to return your proxy card.
Vote by Mail	If you received a printed copy of your proxy materials, you can vote your shares by completing and mailing the enclosed proxy card to us so that we receive it by the deadline.

If you properly sign and return your proxy card or submit your proxy using the Internet or telephone, your shares will be voted as you direct. If you sign and return your proxy card but do not specify how to vote, we will vote your shares in accordance with the Board’s recommendations: “FOR” each of the Board’s nominees for director; “FOR” the ratification of the selection of our independent registered public accounting firm; and “FOR” the advisory resolution on executive compensation.

70     ALLEGHANY

QUESTIONS AND ANSWERS ABOUT ALLEGHANY’S 2020 ANNUAL MEETING

Q:	How can I vote my shares in person?
A:	If you wish to vote in person at the 2020 Annual Meeting, written ballots will be available at the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from that holder of record to be able to vote in person at the 2020 Annual Meeting. Voting by proxy, whether by Internet, telephone or mail, will not limit your right to vote at the 2020 Annual Meeting if you decide to attend in person. However, if you vote by proxy and also attend the 2020 Annual Meeting, there is no need to vote in person at the meeting unless you wish to change your vote.

Q:	How can I attend the 2020 Annual Meeting?
A:

You are entitled to attend the 2020 Annual Meeting if you were a stockholder of Alleghany as of the close of business on March 2, 2020, the record date, or if you hold a valid proxy for the 2020 Annual Meeting. You should be prepared to present photo identification for admittance. If you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your admission to the 2020 Annual Meeting. If you are not a stockholder of record, but hold shares through a broker, bank or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 2, 2020, a copy of the voting instruction card provided by your broker, bank or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you may not be admitted to the 2020 Annual Meeting.

The 2020 Annual Meeting will begin promptly on April 24, 2020, at 10:00 a.m., local time. You should allow adequate time for check-in procedures.

Q:	Can I change my vote?
A:	Yes. You can change your vote or revoke your proxy at any time before it is exercised at the 2020 Annual Meeting by taking any one of the following actions: (1) follow the instructions given for changing your vote via the Internet or by telephone or deliver a valid written proxy with a later date than the previous proxy; (2) notify in writing the Secretary of Alleghany that you have revoked your proxy (using the address in the Notice of Annual Meeting of Stockholders above); or (3) vote in person by written ballot at the 2020 Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must contact that holder of record to revoke a previously authorized proxy.

Q:	How many shares must be present to conduct the 2020 Annual Meeting?
A:	A quorum comprising the holders of a majority of the outstanding shares of Alleghany’s common stock on the record date, or 7,172,517 shares, must be present in person or represented by proxy for the transaction of business at the 2020 Annual Meeting. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the 2020 Annual Meeting.

Q:	What if I am a beneficial owner and do not give instructions to my broker?
A:

If your shares are held in the name of a bank, broker or other holder of record, you are considered the beneficial owner of those shares, but not the record holder. As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker by the deadline provided in the proxy materials you receive from your broker. Under the rules of the NYSE, unless you provide specific voting instructions, your broker is not permitted to vote your shares on your behalf, except with respect to routine proposals. The ratification of the selection of our independent registered public accounting firm (Proposal 3) constitutes a routine proposal. For your vote on any other matter to be counted, you will need to provide voting instructions to your broker before the date of the 2020 Annual Meeting using the instructions provided by your broker.

A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are counted as present to determine whether there is a quorum for the 2020 Annual Meeting, but are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal.

Q:	What vote is required to pass each of the proposals at the 2020 Annual Meeting?
A:	Proposal 1: Election of Directors. Each of the three nominees for director who receives at least a majority of the votes cast with respect to the election of such nominee will be elected. Abstentions and broker non-votes will have no effect on the results of this vote. In accordance with the majority voting standard in the By-Laws, and the Corporate Governance Guidelines, or the “Corporate Governance Guidelines,” as a condition of his or her nomination, each nominee is required to tender to the Board at the time of nomination an irrevocable resignation, effective if such nominee does not receive the majority vote required by the

2020 PROXY STATEMENT     71

QUESTIONS AND ANSWERS ABOUT ALLEGHANY’S 2020 ANNUAL MEETING

By-Laws and the Board determines to accept such resignation. In the event that a director nominee fails to receive the requisite majority vote, the Nominating and Governance Committee will evaluate such resignation and make a recommendation to the Board as to whether it should accept the resignation.

Proposal 2: Advisory Vote on Executive Compensation. The affirmative vote of a majority of the votes cast on this proposal is required to approve the advisory resolution on executive compensation. Abstentions and broker non-votes will have no effect on the results of this vote. Although this proposal is non-binding on the Board, the Board and the Compensation Committee will review and consider the voting results when making future decisions about Alleghany’s executive compensation program.

Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast on this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. The approval of Proposal 3 is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes are unlikely to result from this proposal.

Q:	How does the Board recommend I vote?
A:	The Board recommends that you vote as follows on each proposal:

Voting Matter	Board’s Recommendation	Additional Information
Proposal 1: Election of Directors	FOR each director nominee	pages 11-27
Proposal 2: Advisory Vote on Executive Compensation	FOR	pages 28-64
Proposal 3: Selection of Independent Accounting Firm	FOR	pages 65-66

Q:	What happens if a nominee for director does not stand for election?
A:

If for any reason any nominee does not stand for election, any proxies we receive will be voted in favor of the remaining nominees and may be voted for a substitute nominee in place of the nominee who does not stand. We have no reason to expect that any of the nominees will not stand for election.

Q:	What happens if additional matters are presented at the 2020 Annual Meeting?
A:

If any matters other than the three items of business described in this Proxy Statement are properly presented for consideration at the 2020 Annual Meeting, persons named on the voting website and your proxy card will have discretion to vote for you on those matters. At the time this Proxy Statement was printed, we knew of no other matters to be raised at the 2020 Annual Meeting.

Q:	Who nominates the directors?
A:

Ian H. Chippendale, Weston M. Hicks and Jefferson W. Kirby have been nominated by the Board for election as directors at the 2020 Annual Meeting. Each of the nominees is a current member of the Board and was recommended to the Board for nomination by the Nominating and Governance Committee. The Nominating and Governance Committee will receive at any time and will consider from time to time suggestions from stockholders as to proposed director candidates, as described under “Stockholder Nominations” on page 18. Additionally, stockholders may nominate individuals for election as directors in accordance with the requirements set forth in the By-Laws and described under “Stockholder Nominations and Proposals” on page 74.

Q:	How are proxies solicited and what is the cost?
A:

We pay the cost of soliciting proxies for the meeting. Proxies may be solicited in person by our employees, or by mail, courier, telephone, facsimile or e-mail. In addition, we have retained Georgeson Shareholder Communications Inc., or “Georgeson,” to aid in the solicitation of proxies by mail, courier, telephone, facsimile and e-mail. We expect to pay a fee of approximately $10,000 plus expenses to Georgeson for these services.

72     ALLEGHANY

QUESTIONS AND ANSWERS ABOUT ALLEGHANY’S 2020 ANNUAL MEETING

Q:	What is householding? Does Alleghany use it?
A:

In accordance with a notice sent to eligible stockholders who share a single address, we are sending only one annual report to stockholders and one proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs.

If, in the future, you wish to receive a separate annual report to stockholders and proxy statement, a separate copy may be obtained, without charge, upon written or oral request to the office of the Secretary, Alleghany Corporation, 1411 Broadway, 34th Floor, New York, New York 10018, telephone number (212) 752-1356. Eligible stockholders of record who receive multiple copies of our annual report to stockholders and proxy statement can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee. We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to stockholders and proxy statement to a stockholder at a shared address to which a single copy of the document was delivered.

Q:	Where can I find more information about Alleghany?
A:

Alleghany’s website address is www.alleghany.com. Alleghany makes available, free of charge on its website, the documents it files with the SEC. Also available on Alleghany’s website under the “Corporate Governance” tab are its Financial Personnel Code of Ethics, Employee Code of Business Conduct and Ethics, Director Code of Business Conduct and Ethics, Code of Business Conduct and Ethics for Our Business Partners, Corporate Governance Guidelines, and the charters for the Audit, Compensation and Nominating and Governance Committees. The information contained on Alleghany’s website is not included as a part of, or incorporated by reference into, this Proxy Statement.

2020 PROXY STATEMENT     73

Stockholder Nominations and Proposals

The By-Laws, which are available on Alleghany’s website at www.alleghany.com under the tab “Corporate Governance — Governance Documents,” require that Alleghany be furnished with written notice with respect to:

●	the nomination of a person for election as a director, other than a person nominated by or at the direction of the Board; and
●	the submission of a proposal, other than a proposal submitted by or at the direction of the Board, at a meeting of stockholders.

In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to Alleghany generally not less than 30 days prior to the meeting.

In accordance with SEC Rule 14a-8, in order for any proposal of a stockholder to be considered for inclusion in Alleghany’s notice of meeting, proxy statement and proxy relating to the 2020 Annual Meeting of Stockholders, scheduled for Friday, April 23, 2021, the proposal must be received by the Secretary of Alleghany by November 16, 2020.

74     ALLEGHANY

Additional Information

At any time prior to their being voted, proxies are revocable by written notice to the Secretary of Alleghany at Alleghany’s principal executive offices, submitting a new proxy dated later than the date of the revoked proxy, or by appearance at the 2020 Annual Meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Alleghany’s common stock on the record date must be present in person or represented by proxy for the transaction of business at the 2020 Annual Meeting.

Solicitation of proxies will be made by mail, courier, telephone, facsimile or e-mail and, to the extent necessary, by personal interviews. Alleghany will bear the expenses in connection with the solicitation of proxies. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of common stock held of record by such persons at Alleghany’s expense. Alleghany has retained Georgeson to aid in the solicitation of proxies, and for its services Alleghany expects to pay fees of approximately $10,000 plus expenses.

2020 PROXY STATEMENT     75

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 am (Eastern Daylight Time) on April 24, 2020.

Online
Go to www.investorvote.com/YAL or scan the QR code — login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Alleghany Corporation Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposals 2 and 3.

1.	Election of Directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Ian H. Chippendale	☐	☐	☐	02 - Weston M. Hicks	☐	☐	☐	03 - Jefferson W. Kirby	☐	☐	☐

		For	Against	Abstain
2.	Say-on-Pay: Advisory vote to approve the compensation of the named executive officers of Alleghany Corporation.	☐	☐	☐

		For	Against	Abstain
3.	Ratification of Independent Registered Public Accounting Firm: Ratification of selection of Ernst & Young LLP as Alleghany Corporation’s independent registered public accounting firm for fiscal 2020.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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036X4C

Important Notice Regarding Internet Availability of Proxy Materials for the
Alleghany Corporation 2020 Annual Meeting of Stockholders to be Held on April 24, 2020.

The proxy materials relating to our Annual Meeting (Notice of Meeting, Proxy Statement, Proxy and 2019 Annual Report to Stockholders on Form 10-K) are also available on the Internet. Please go to www.envisionreports.com/YAL to view and obtain proxy materials online.

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Alleghany Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALLEGHANY CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 24, 2020.

The undersigned hereby appoints Jefferson W. Kirby, Weston M. Hicks and Christopher K. Dalrymple proxies, each with the power to appoint his substitute and with authority in each to act in absence of the other, to represent and to vote all shares of stock of Alleghany Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alleghany Corporation to be held at The Penn Club, 30 West 44th Street, New York, New York, on Friday, April 24, 2020 at 10:00 a.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

C	Non-Voting Items
Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.